Exhibit 2.1
EXECUTION COPY

PROJECT YARD
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AGREEMENT AND PLAN OF MERGER
by and among
TRIPLE-S SALUD, INC.
TS ACQUISITION CORP.,
SOCIOS MAYORES EN SALUD HOLDINGS, INC.
THE PRINCIPAL STOCKHOLDERS
and
THE COMPANY STOCKHOLDER REPRESENTATIVE

HIGHLY CONFIDENTIAL
Proprietary and Confidential Information of Triple-S.
******************
Subject to Confidentiality Agreement and thus may not be
possessed, read or copied by any person or entity except pursuant to and subject to that Confidentiality Agreement.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1.	Definitions	2
1.2.	Other Defined Terms	12
1.3.	Construction	13
ARTICLE II THE MERGER		14
2.1.	The Merger	14
2.2.	Closing; Effective Time	14
2.3.	Payments at Closing	14
2.4.	Deliveries at the Closing	15
2.5.	Effects of the Merger	16
2.6.	Certificate of Incorporation; Bylaws	16
2.7.	Directors and Officers of the Surviving Corporation	16
2.8.	Determination of Estimated Total Common Stock Merger Consideration	16
2.9.	Adjustments to Merger Consideration	17
ARTICLE III EFFECT OF THE MERGER		19
3.1.	Cancellation and Exercise of Company Options	19
3.2.	Effect on Capital Stock of Merger Sub and the Company	19
3.3.	Surrender of Company Stock	21
3.4.	Lost, Stolen or Destroyed Certificates	22
3.5.	Appraisal Rights, Dissenting Shares	22
3.6.	No Further Ownership Rights in Company Capital Stock	23
3.7.	Company Stockholder Representative	24
3.8.	Withholding Rights	25
3.9.	Release of Claims by Company Stockholders	26
ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		26
4.1.	Organization, Good Standing, Authority and Enforceability	26
4.2.	Capitalization	26
4.3.	Subsidiaries of the Company	27
4.4.	No Conflicts; Consents	28
4.5.	Financial Statements	28
4.6.	Taxes	29
4.7.	Compliance with Law; Authorizations	30
4.8.	Title to Personal Property	31
4.9.	Real Property	31
4.10.	Intellectual Property	32
4.11.	Absence of Certain Changes or Events	33
4.12.	Contracts	33
4.13.	Litigation	35
4.14.	Employee Benefits	35

i

4.15.	Labor and Employment Matters	36
4.16.	Environmental	37
4.17.	Insurance	37
4.18.	Brokers	37
4.19.	Absence of Undisclosed Liabilities	37
4.20.	Affiliate Transactions	38
4.21.	HIPAA	38
4.22.	Providers	38
4.23.	Subscribers	38
4.24.	Accounts	39
4.25.	Books and Records	39
4.26.	Regulatory Filings	39
4.27.	Restrictions on Business Activity	39
4.28.	Claims and Other Information	40
4.29.	No Material Misstatements	40
ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB		40
5.1.	Organization and Good Standing	40
5.2.	Authority and Enforceability	40
5.3.	No Conflicts; Consents	41
5.4.	Litigation	41
5.5.	Availability of Funds	41
5.6.	Brokers	41
5.7.	No Material Misstatements	42
ARTICLE VI COVENANTS OF THE COMPANY		42
6.1.	Conduct of Business	42
6.2.	Negative Covenants	42
6.3.	Access to Information	44
6.4.	Resignations	44
6.5.	Notification	45
6.6.	Exclusivity	45
6.7.	Updated Financial Information	46
6.8.	Termination of Affiliate Contracts	46
6.9.	Stockholder Approval	46
6.10.	Minute Books and Miscellaneous Documents	46
6.11.	Parachute Payments under Section 280G of the Code	46
6.12.	Employment or Service Agreements	47
ARTICLE VII COVENANTS OF THE PARENT		47
7.1.	Confidentiality	47
7.2.	Employee Matters	47
7.3.	CMS Adjustments	48
ARTICLE VIII COVENANTS OF THE PARENT AND THE COMPANY		48
8.1.	Regulatory and Other Approvals	48

8.2.	Consents	49
8.3.	Public Announcements	49
8.4.	Tax Matters	49
8.5.	Allocation of Certain Taxes	50
8.6.	Further Assurances	51
ARTICLE IX CONDITIONS TO CLOSING		51
9.1.	Conditions to Obligations of the Parent and the Company	51
9.2.	Conditions to Obligation of the Parent and the Merger Sub	51
9.3.	Conditions to Obligations of the Company	54
ARTICLE X TERMINATION		54
10.1.	Termination	54
10.2.	Effect of Termination	55
ARTICLE XI SURVIVAL; INDEMNIFICATION		55
11.1.	Representations and Warranties	55
11.2.	Covenants	56
11.3.	Indemnification	56
ARTICLE XII MISCELLANEOUS		60
12.1.	Notices	60
12.2.	Amendments and Waivers	61
12.3.	Expenses	61
12.4.	Successors and Assigns	62
12.5.	Governing Law	62
12.6.	Consent to Jurisdiction	62
12.7.	Counterparts	62
12.8.	No Third Party Beneficiaries	62
12.9.	Entire Agreement	63
12.10.	Captions	63
12.11.	Severability	63
12.12.	Interpretation	63
12.13.	Time of Essence	63
EXHIBITS

Exhibit A	—	Form of Certificate of Merger
Exhibit B	—	Form of Letter of Transmittal
Exhibit C	—	Form of Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit D	—	Form of Escrow Agreement
COMPANY DISCLOSURE SCHEDULES

Schedule 1.1	—	Permitted Liens
Schedule 2.3(a)	—	Closing Payment and Company Transaction Expenses
Schedule 2.3(c)	—	Escrow Contributions
Schedule 3.1	—	In-the-Money Company Options
Schedule 4.2	—	Capitalization

Schedule 4.3(a)	—	Subsidiaries
Schedule 4.4(a)	—	No Conflicts; Consents
Schedule 4.5	—	Financial Statements
Schedule 4.6(f)	—	Exceptions to Taxes Representation regarding Section 280G of the Code
Schedule 4.6(k)	—	Net Operating Losses
Schedule 4.7(a)	—	Compliance with Law; Authorizations
Schedule 4.9(b)	—	Leases
Schedule 4.10(b)	—	Owned Intellectual Property
Schedule 4.10(c)	—	Intellectual Property Licenses
Schedule 4.10(d)	—	Exceptions to Intellectual Property Title Representation
Schedule 4.10(e)	—	Exceptions to Intellectual Property Claims Representation
Schedule 4.11	—	Absence of Certain Changes or Events
Schedule 4.12	—	Contracts
Schedule 4.13	—	Litigation
Schedule 4.14	—	Employee Benefits
Schedule 4.15	—	Labor and Employment Matters
Schedule 4.16	—	Environmental
Schedule 4.17	—	Insurance
Schedule 4.19	—	Absence of Undisclosed Liabilities
Schedule 4.20	—	Affiliate Transactions
Schedule 4.22	—	Providers
Schedule 4.23	—	Subscribers
Schedule 4.24	—	Accounts
Schedule 4.26	—	Regulatory Filings
Schedule 6.1	—	Conduct of Business
Schedule 6.2	—	Negative Covenants
Schedule 6.8	—	Termination of Affiliate Contracts
Schedule 6.12	—	Employment Agreements
Schedule 7.2(a)	—	Employees
Schedule 9.2(g)	—	Non-Competition, Non-Solicitation and Confidentiality
Schedule 9.2(s)	—	Employment Offers

     AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2011 (this “Agreement”), by and among Triple-S Salud, Inc., a Puerto Rico corporation (the “Parent”) and TS Acquisition Corp., a Puerto Rico corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), on the one hand, and Socios Mayores en Salud Holdings, Inc., a Delaware corporation (the “Company”), the Principal Stockholders (as defined below) and the Company Stockholder Representative (as defined below), on the other hand.
RECITALS
     A. The respective Boards of Directors of the Parent, Merger Sub and the Company have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;
     B. The Principal Stockholders have determined that the Merger (as defined below) is in their best interests and each of the Company Common Stockholders (as defined below) and the Company Preferred Stockholders (as defined below) have approved the Merger as required under their respective organizational documents upon the terms and subject to the conditions of this Agreement;
     C. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Company Preferred Stockholders shall be entitled to receive the Preferred Redemption Amount (as defined below) and the Company Common Stockholders shall be entitled to receive the Company Common Stockholder Merger Consideration (as defined below);
     D. In order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and, in accordance with the Delaware General Corporation Law (the “DGCL”), will merge with and into the Company (the “Merger”);
     E. Simultaneously with the execution of this Agreement, the Principal Stockholders and certain of the other Company Stockholders are entering into non-competition, non-solicitation and confidentiality agreements with the Parent as mutually agreed by such Persons; and
     F. The Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parent, Merger Sub, the Company, the Principal Stockholders and the Company Stockholder Representative, on behalf of the Company Stockholders, hereto agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
     “AHI” means American Health, Inc., a Puerto Rico corporation, and wholly owned Subsidiary of SMS. The Company is the ultimate parent of AHI.
     “Acquisition Proposal” means any offer, proposal or indication of interest in (a) the acquisition or recapitalization of the Company or any of its Subsidiaries, (b) a merger, consolidation or other business combination involving the Company or any of its Subsidiaries and (c) the acquisition of in excess of ten percent (10%) of the assets of the Company or any of its Subsidiaries, or the shares of Company Stock or the shares of any Subsidiary of the Company.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. The term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
     “Ancillary Agreements” means any other agreements, instruments and documents delivered at the Closing in connection with the transactions contemplated by this Agreement.
     “Authorization” means any authorization, approval, consent, certificate, license, registration, permit or franchise of or from any Governmental Authority or pursuant to any Law.
     “Balance Sheet Date” means December 31, 2010, the last calendar day in the month immediately preceding the month containing the Closing Date.
     “Benefit Plan” means any “employee benefit plan” within the meaning of section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit plan, program or arrangement with respect to which the Company or any of its Subsidiaries could have Liability.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Juan, Puerto Rico or New York, New York are authorized or required by Law to close.
     “Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
     “Certificate” means a certificate which immediately prior to the Effective Time represents outstanding shares of Capital Stock of Company.

     “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and restated to date.
     “Closing Date Working Capital Amount” means the Working Capital Amount as of the close of business on the Closing Date, as determined pursuant to Section 2.9.
     “CMS” means the Centers for Medicare & Medicaid Services and any contractor administering a Medicare plan on behalf of the Centers for Medicare & Medicaid Services.
     “CMS Adjustment Amount” means an increase or reduction, as the case may be, of the Total Common Stock Merger Consideration equal, in the case of an increase, to any amount paid by CMS to the Surviving Corporation not accrued by the Company or any of its Subsidiaries prior to the Closing, or, in the case of a reduction, any payment required to be made by the Surviving Corporation to CMS (from Escrow Funds or otherwise), in connection with any settlement of risk-score adjustments performed by CMS with respect to Subscribers for the year ending December 31, 2010.
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, and any similar Commonwealth or state Law.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Commonwealth” means the Commonwealth of Puerto Rico.
     “Company Common Stock” means the shares of Common Stock, par value $0.01 per share, of the Company.
     “Company Common Stockholder” means a holder of Company Common Stock.
     “Company Material Adverse Effect” means any change or effect that is materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect or change, directly or indirectly, resulting from or arising in connection with (i) general political, economic, financial, capital market or industry-wide conditions (except to the extent the Company and its Subsidiaries are affected in a disproportionate manner as compared to other companies in the same industry and geographical market), (ii) this Agreement, the transactions contemplated hereby or the announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) any condition described in the Company Disclosure Schedule as it exists on the date of this Agreement (but excluding any material worsening or deterioration of such condition), (iv) any breach by the Parent of this Agreement, or (v) the taking of any action, or the omission to take any action, expressly required by this Agreement.
     “Company Option” means each option to purchase (i) Company Common Stock, including each option issued pursuant to the Company Stock Option Plan, or (ii) Series A Preferred Stock and/or Series C Preferred Stock, in each case outstanding immediately prior to the Effective Time (and not exercised for Company Common Stock, Series A Preferred Stock and/or Series C Preferred Stock prior to the Closing).
     “Company Participating Preferred Stock” means, collectively, the Series A Preferred Stock and the Series C Preferred Stock.
     “Company Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, and the Series C Preferred Stock.
     “Company Preferred Stockholder” means a holder of Company Preferred Stock.
     “Company Stock” means any Company Preferred Stock and/or any Company Common Stock.
     “Company Stock Option Plan” means the 2006 Stock Option and Grant Plan of the Company.
     “Company Stockholder” means any Company Preferred Stockholder or any Company Common Stockholder.
     “Company Transaction Expenses” means, without duplication, the collective amount payable by the Company or any of its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or on behalf of the Company Stockholders in connection with the sale of the Company or any of its Subsidiaries pursuant to this Agreement, which shall be set forth on Company Disclosure Schedule 2.3(a) for inclusion in the calculation of the Estimated Total Common Stock Merger Consideration, including (A) all brokers’ or finders’ fees (including fees paid to Madison Williams and Company), (B) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (C) all sale, change of control, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby agreed to by the Company or any of its Subsidiaries prior to the Closing Date, (D) any payments made by the Company or its Subsidiaries to the Terminated Employees pursuant to Section 7.2(c) whose employment with the Company is terminated on or prior to the Closing Date, including any payments made pursuant to applicable Severance Policies, (E) amounts representing any unfunded pension or other benefit under the Benefit Plans, whether accrued or not, which remain unpaid immediately prior to the Closing Date and (F) all costs associated with obtaining any consents, waivers or approvals under the Contracts or this Agreement required to effect the Merger.
     “Contract” means any written and, to the Knowledge of the Company, oral agreement, contract, commitment or arrangement.
     “Enterprise Value” means $60,000,000.
     “Equity Securities” means (a) shares of Capital Stock, (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock or any profit participation feature and (c) stock appreciation rights, phantom stock or similar rights.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company or any of its Subsidiaries under section 414 of the Code.
     “Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among the Parent, the Company Stockholder Representative and an escrow agent mutually acceptable to the Parent and the Company Stockholder Representative, in form and substance reasonably satisfactory to the Parent and the Company Stockholder Representative.
     “Escrow Amount” means the amount initially deposited at the Closing into the escrow account pursuant to Section 2.3(b) below and the terms and conditions of the Escrow Agreement, equal to Eight Million Two Hundred Thousand Dollars ($8,200,000). After the Closing Date, the Escrow Amount shall be increased or reduced by the CMS Adjustment Amount as provided in Section 7.3.
     “Escrow Funds” means the funds held in the escrow account pursuant to the terms and conditions of the Escrow Agreement.
     “Estimated Total Common Stock Merger Consideration” means a good faith estimate of the Total Common Stock Merger Consideration, as determined by the Company. In connection with determining the Estimated Total Common Stock Merger Consideration, the Company shall (i) use the actual (A) Enterprise Value, (B) Company Stockholder Representative Expense Amount, and (C) Preferred Redemption Amount, and (ii) use (A) the Estimated Working Capital Payment Amount, and (B) estimate the amount of Company Transaction Expenses.
     “Estimated Closing Date Working Capital Amount” means the Working Capital Amount as of the Closing Date as estimated by the chief financial officer of the Company and delivered to the Parent by the Company at least five (5) Business Days prior to the Closing Date, with any supporting detail reasonably requested by the Parent. The Estimated Closing Date Working Capital Amount shall be subject to review by the Parent and shall be reasonably acceptable to the Parent.
     “Estimated Working Capital Payment Amount” means an amount equal to fifty percent (50%) of the Estimated Closing Date Working Capital Amount.
     “Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, Commonwealth, state or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, including any court having jurisdiction.

     “Hazardous Substance” means any chemical, material or substance for which liability or standards of conduct are imposed under any Environmental Law, including any substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum, asbestos and polychlorinated biphenyls.
     “Health Care Laws” means all applicable statutes, Laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to the Company’s and its Subsidiaries’ business in the provision of health care services, or managed care organizations, health maintenance organizations, health insurance, or other risk bearing entity, for the payment of health care services, including Title XVIII of the Social Security Act, as amended, governing the Medicare program and regulations pertaining thereto; Medicare Program Laws; all federal laws and regulations affecting the medical assistance program established by Titles V, XIX, XX and XXI of the Social Security Act, and all state and Commonwealth laws, regulations and plans for medical assistance enacted in connection with the federal laws and regulations; Section 1128B(b) of the Social Security Act, as amended 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Anti-Kickback Statute;” Section 1877 of the Social Security Act, as amended 42 U.S.C. Section 1395nn (Ethics in Patient Referrals Act) and regulations pertaining thereto, commonly referred to as the “Stark Statute;” 31 U.S.C. Section 3729 et seq. commonly known as the “False Claims Act” and regulations pertaining thereto; the civil monetary penalty laws, as amended, 42 U.S.C. 1320a-7, the exclusion laws, as amended, 42 U.S.C. 1320a-7, federal laws and regulations regarding the submission of false, unsupported or incomplete claims, billing, coding or diagnoses and similar state and Commonwealth laws and regulations, including, without limitation, those related to the CMS risk-adjusted payment system; federal, state and Commonwealth laws and regulations applicable to reimbursement and reassignment; federal, state and Commonwealth licensing and insurance laws and regulations (including without limitation, the PR Insurance Code and the Bill of Rights and Responsibilities of the Patient Act of the Commonwealth), Commonwealth fee-splitting and corporate practice of medicine laws and regulations, and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Act, each as applicable in the Commonwealth.
     “HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act provisions of the American Recovery and Reinvestment Act of 2009, and the regulations and guidance promulgated thereunder.
     “HITECH Act” means the Health Information Technology for Economic and Clinical Health Act of 2009.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, including accrued and unpaid interest; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business but including all seller notes and “earn out” payments; (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) any prepayment penalties or premiums and any breakage costs incurred in connection with the payment of any of the foregoing prior to maturity thereof; (f) obligations under any interest rate, currency or other hedging agreements; (g) capitalized lease obligations (other than any amounts that are included as current liabilities for purposes of determining the Working Capital Amount); and (h) any guaranty of any of the foregoing, but excluding any surplus note or amounts required to be maintained at AHI to satisfy regulatory capital requirements.
     “In-the-Money Company Option” means any Company Option whose exercise price is less than the Total Common Stock Per Share Merger Consideration.
     “Knowledge of the Company” or any similar phrase means the actual knowledge of the following individuals after reasonable inquiry and investigation: Joseph Driscoll, Elaine M. Schweitzer, Earl Harper, María del Carmen Rosario, Maritza Vasquez, Jose Maldonado, Dr. Sergio Chevere, Dr. Ivonne Vega and Pura López.
     “Law” means any statute, law, any common law as of the date of this Agreement, Order, ordinance, code, rule or regulation of any Governmental Authority.
     “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, right of first refusal, option, restriction or any other encumbrance in respect of such property or asset.
     “Losses” means any loss, Liability, Action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any party to this Agreement or any third party claims, including interest, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing.
     “Medicare Program Laws” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such statutes and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.
     “Merger Notice” means a letter from the Company to the Company Stockholders providing notice of the Merger and the Effective Date as well as instructions concerning the procedure for the exchange of the Company Common Stock and Company Preferred Stock, if any, owned by the Company Stockholders for the Total Common Stock Merger Consideration and/or the Preferred Redemption Amount, as the case may be, in form and substance mutually satisfactory to Parent and Company, and which Merger Notice shall contain the appropriate notice required under Section 262 of the DGCL.
     “Order” means any award, writ, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
     “Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, certificate of limited partnership, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
     “Parent Material Adverse Effect” means any material adverse effect on the ability of the Parent to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.
     “Parties” means collectively, the Parent and Merger Sub, on the one hand, and the Company, the Company Stockholders and the Company Stockholder Representative, on the other, and “Party” means each of Parent and Merger Sub, on the one hand, or each of the Company, the Company Stockholders and the Company Stockholder Representative, on the other.
     “Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmens’, suppliers’ and mechanics’ Liens incurred in the ordinary course of business, which amounts related thereto are not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate proceedings disclosed on Company Disclosure Schedule 1.1 and for which appropriate reserves have been established in accordance with GAAP, (c) Liens and encroachments which do not materially interfere with the present use or value of the properties they affect, and (d) Liens that will be released prior to or as of the Closing.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Authority or any agency, instrumentality or political subdivision of a Governmental Authority, or any other entity or body.
     “Post-Closing Adjustment” means (x) the Total Common Stock Merger Consideration as finally determined in accordance with Section 2.9, minus (y) the Estimated Total Common Stock Merger Consideration.
     “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

     “PR Code” means the Puerto Rico Internal Revenue Code of 1994, as amended, and the rules and regulations promulgated thereunder or any successor laws, rules, and regulations.
     “PR Insurance Code” means the Puerto Rico Insurance Code, and the rules, regulations and guidance promulgated thereunder by the Office of the Commissioner of Insurance of Puerto Rico.
     “Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.
     “Preferred Redemption Amount” means the cumulative priority amounts paid to the holders of the Company Preferred Stock equal to their respective redemption prices as determined in accordance with the Certificate of Incorporation and in accordance with their respective ownership of Company Preferred Stock as set forth on Schedule 2.3(b).
     “Principal Stockholders” means, collectively, International Life Science Fund III (LP 1), L. P., International Life Science Fund III (LP 2), L. P., International Life Science Fund III Co-Investment, L. P., International Life Sciences Fund III Co-Strategic Partner, L. P., HLM Venture Partners, L. P., HLM Venture Partners II, L. P. and Joseph Driscoll.
     “Provider” means all physicians, physician or medical groups, independent practice associations, preferred provider organizations, exclusive provider organizations, specialist physicians, dentists, optometrists, audiologists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, opticians, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied medical, health or wellness professional or facility that provides services to Subscribers under a health insurance coverage agreement with any of the Company or its Subsidiaries.
     “Record” means any and all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and its retrievable in perceivable form.
     “Requisite Stockholder Approval” means the approval of holders holding (i) at least a majority in interest of the Company Common Stock and (ii) two-thirds of the outstanding Series A Preferred Stock and Series C Preferred Stock, voting together as a single class.
     “Rights” means, with respect to the Company and its Subsidiaries, any options, warrants, rights, subscriptions, puts, calls, conversion rights, rights of exchange, plans or other agreements or commitments of any character, whether absolute or contingent, providing for the purchase, redemption, issuance or sale of any shares of Capital Stock or Equity Interests of the Company or its Subsidiaries, or any securities or other instruments convertible into on exchangeable for shares of such Capital Stock or Equity Interests of any other security.

     “SMS” means Socios Mayores en Salud, Inc., a Puerto Rico corporation, and wholly owned Subsidiary of the Company.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Preferred Stock” the Series A Redeemable Convertible Preferred Stock, per value $0.001 per share, of the Company.
     “Series B Preferred Stock” means the shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.
     “Series B-1 Preferred Stock” means the shares of Series B-1 Convertible Preferred Stock, par value $0.001 per share, of the Company.
     “Series C Preferred Stock” means the shares of Series C Redeemable Convertible Preferred Stock, par value $0.001 per share, of the Company.
     “Subscriber” means any individual who is enrolled in a health care plan managed by the Company or its Subsidiaries and sponsored under any Medicare health insurance program, including the Medicare Advantage program.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
     “Tax” or “Taxes” means (i) all federal, Commonwealth, state, local, municipal or foreign net or gross income, profits, franchise, gross receipts, volume of business, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, ad valorem, occupancy and other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether or not disputed, together with any interest, penalties, surcharges, additions to tax or additional amounts with respect thereto; (ii) amounts described in clause (i) for which the Company or any of its Subsidiaries becomes liable under consolidated return or similar principles; and (iii) amounts described in clauses (i) or (ii) for which the Company or any of its Subsidiaries becomes liable as a transferee or successor, by contract or otherwise imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract but excluding any tax arising from the recapitalization or reorganization of the Company and its Subsidiaries following the Closing.

     “Tax Benefit” means any refund of Taxes to be paid by the relevant Governmental Authority or reduction in the amount of Taxes that otherwise would be paid or payable to the relevant Governmental Authority attributable to any item of loss, deduction, credit or any other Tax item that decreases Taxes paid or payable.
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Total Common Stock Merger Consideration” means (i) the Enterprise Value, plus (ii) the Working Capital Adjustment (which may be a negative number), minus (iii) the amount of Company Transaction Expenses, minus (viii) the Company Stockholder Representative Expense Amount, minus (ix) the Preferred Redemption Amount. The Total Common Stock Merger Consideration shall be determined in accordance with Section 2.9.
     “Total Common Stock Per Share Merger Consideration” means, with respect to each share of Company Common Stock, Series A Preferred Stock and Series C Preferred Stock, an amount equal to the quotient of (a) the sum of (x) Total Common Stock Merger Consideration and (y) the aggregate exercise price of all In-the-Money Company Options, divided by (b) the sum of (i) Total Company Common Stock and, (ii) Total Participating Preferred Stock, and (iii) the total number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Company Options.
     “Total Company Common Stock” means the total number of shares of Company Common Stock outstanding as of the Effective Time, not including any Company Options.
     “Total Participating Preferred Stock” means the total number of shares of Series A Preferred Stock and Series C Preferred Stock outstanding as of the Effective Time, not including Company Options.
     “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes imposed by any Governmental Authority in connection with the consummation of the Merger.
     “Working Capital Adjustment” means the amount of any difference between the Closing Date Working Capital Amount and the Estimated Working Capital Payment Amount.
     “Working Capital Amount” means, as of any date, the current assets minus the current liabilities of the Company and its Subsidiaries, on a consolidated basis and net of intercompany eliminations, all as reflected on a balance sheet of the Company prepared as of the Closing Date and immediately prior to the Effective Time, determined in conformity with GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements; provided, however, that: (A) “current assets” shall be deemed to exclude any deferred tax asset of the Company or its Subsidiaries; and (B) “current liabilities” shall be deemed to exclude all Company Transaction Expenses (to avoid double offset, it being understood that Company Transaction Expenses are already deducted from the Estimated Total Common Stock Merger Consideration and the Total Common Stock Merger Consideration).
     1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

280G Approval	6.11
Action	4.13
Agreement	Preamble
CERCLA	4.16
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Benefit Plan	4.14(a)
Company Disclosure Schedule	Preamble to Article IV
Company Disclosure Schedule Supplement	6.5
Company Intellectual Property	4.10(a)
Company Licenses	4.10(c)
Company Stock Certificates	3.2(e)(iv)
Company Stockholder Representative	3.7(a)
Company Stockholder Representative Completion Date	3.7(c)
Company Stockholder Representative Costs	3.7(c)
Confidentiality Agreement	7.1
Continuing Employees	7.2(a)
Disbursement Amount	3.2(e)(ii)
Disbursing Agent	3.2(e)(ii)
Dissenting Shares	3.5
Dissenting Shares Payment	3.5
Dissenting Stockholder	3.5
EGTRRA	4.14(a)
Escrow Release Amount	11.3(e)(ii)
Exchange Documents	3.2(e)(iv)
Financial Statements	4.5
GAAP	4.5
GUST	4.14(a)
Indemnitee	11.3(i)

Indemnitor	11.3(i)
Independent Expert	2.9(a)(iii)
Intellectual Property	4.10(a)
Leased Real Property	4.9(b)
Leases	4.9(b)
Letter of Transmittal	3.2(e)(iv)
Material Contract	4.12(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Objection	2.9(a)(ii)
Parachute Payment	6.11
Parent	Preamble
Parent Disclosure Schedule	Preamble to Article V
Parent Indemnified Parties	11.3(a)
Policies	4.17
Preliminary Closing Date Calculations	2.9(a)(i)
Preliminary Company Transaction Expenses	2.9(a)(i)
Preliminary Working Capital Adjustment	2.9(a)(i)
Real Property	4.9(b)
Review Period	2.8(b)(ii)
Severance Policies	4.14(a)
Stockholder Indemnified Parties	11.3(b)
Straddle Period	8.5(a)(i)
Subsidiary Shares	4.3(b)
Surviving Corporation	2.1
Terminated Employees	7.2(c)
Third Party Licenses	4.10(c)
Threshold Amount	11.3(c)
     1.3 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; and (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
ARTICLE II
THE MERGER
     2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Merger shall be effectuated as follows: (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company shall be the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
     2.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place following the satisfaction of all conditions set forth herein on the date mutually agreed to by the Parent and the Company, but in no event later than March 31, 2011 (the “Closing Date”). The Closing shall take place at the offices of Pietrantoni Mendez & Alvarez LLP, 209 Muñoz Rivera Avenue, Popular Center Building, 19th Floor, San Juan, PR 00918, or at such other location as the Parent and the Company shall mutually agree. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger in the form of Exhibit A hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the “Effective Time”).
     2.3 Payments at Closing.
          (a) At the Closing, based upon the calculation of the Estimated Total Common Stock Merger Consideration (including the components thereof), the Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds: (i) $250,000 (the “Company Stockholder Representative Expense Amount”) to the Company Stockholder Representative in accordance with Section 3.7(c) of this Agreement; (ii) the Company Transaction Expenses to the Persons to whom such Company Transaction Expenses are owed; (iii) the Preferred Redemption Amount to the holders of the Company Preferred Stock; and (iv) the Estimated Total Common Stock Merger Consideration, less the Escrow Amount, to the Company Common Stockholders in accordance with their respective ownership of Company Common Stock set forth on Company Disclosure Schedule 2.3(a), and to the holders of Company Options in accordance with Section 3.1 below. Company Disclosure Schedule 2.3(a) shall be subject to amendment prior to the Closing in accordance with Section 6.5.
          (b) At the Closing, the Escrow Amount shall be funded by withholding from the distributions to the holders of Company Common Stock, Company Participating Preferred Stock and In-the-Money Company Options an amount equal to the respective Escrow

Contribution Per Share Amount (as defined below) and such amount shall be contributed to the Escrow Agent in accordance with the terms of the Escrow Agreement. The portion of the Escrow Amount allocated to each share of Company Common Stock and Company Participating Preferred Stock shall equal the quotient of (i) the Escrow Amount, divided by (ii) the sum of (x) the total shares of Company Common Stock and Company Participating Preferred Stock, and (y) the total number of shares of Company Common Stock into which the In-the-Money Company Options are exercisable (such amount, the “Escrow Contribution Per Share Amount”). The portion of the Escrow Amount allocated to each In-the-Money Company Option shall equal the lesser of (a) the Escrow Contribution Per Share Amount and (b) the difference between the (x) Total Common Stock Per Share Merger Consideration and (y) the per share exercise price of such In-the-Money Company Option. In the event that (a) the Escrow Contribution Per Share Amount for any In-the-Money Company Option is greater than (b) the difference between the (x) Total Common Stock Per Share Merger Consideration and (y) the per share exercise price of any In-the-Money Company Option, the amount of the difference between (a) and (b) will be contributed to the Escrow Amount by the owners of shares of Company Common Stock and Company Participating Preferred Stock on a pro rata basis from the portion of the Total Common Stock Per Share Merger Consideration allocated to each share of Company Common Stock and Company Participating Preferred Stock. For the avoidance of doubt, the Company Participating Preferred Stock shall not be required to contribute to the Escrow Amount any portion of the Preferred Redemption Amount received as a result of the transaction contemplated in this Agreement.
          (c) Any distributions from the Escrow Funds shall be made by the Escrow Agent in accordance with the terms of the Escrow Agreement. Any distributions will be made in accordance with the respective contributions of each holder of Company Common Stock, Company Participating Preferred Stock and each holder of In-the-Money Company Options to the Escrow Amount in accordance with Company Disclosure Schedule 2.3(c), which schedule shall be subject to amendment prior to the Closing in accordance with Section 6.5.
          (d) In no event shall the Parent or the Surviving Corporation be liable for any Company Transaction Expenses not included on Company Disclosure Schedule 2.3(a) or for any costs or expenses of the Company Stockholders for any post-Closing matters.
     2.4 Deliveries at the Closing. At the Closing:
          (a) The Company shall deliver to the Parent the various certificates, instruments, and documents referred to in Section 9.2 below.
          (b) The Parent (or its designee) shall make the payments contemplated by Section 2.3 above as follows and shall also deliver the following documents:
               (i) to the Persons to whom the Company Transaction Expenses are owed, the Company Transaction Expenses;
               (ii) to the Company (or its designees), the various certificates, instruments and documents referred to in Section 9.3 below;

               (iii) to the Company Preferred Stockholders, the Preferred Redemption Amount as provided under Section 3.3(b) below;
               (iv) to the Company Common Stockholders, the Company Common Stock Merger Consideration, less the applicable portion of the Escrow Amount, as provided under Section 3.3(a) below;
               (v) to the Escrow Agent, the Escrow Amount; and
               (vi) to the Company Stockholder Representative, the Company Stockholder Representative Expense Amount.
     2.5 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of this Agreement.
     2.6 Certificate of Incorporation; Bylaws.
          (a) The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).
          (b) The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).
     2.7 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.
     2.8 Determination of Estimated Total Common Stock Merger Consideration. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Parent the calculation of the Estimated Total Common Stock Merger Consideration, including any supporting detail reasonably requested by the Parent. The Estimated Total Common Stock Merger Consideration shall be subject to review by the Parent and shall be reasonably acceptable to the Parent.

     2.9 Adjustments to Merger Consideration.
          (a) Preliminary Closing Date Calculations; Adjustment; Total Common Stock Merger Consideration.
               (i) Within ninety (90) days after the Closing Date, the Parent shall cause the Surviving Corporation to prepare and deliver to the Company Stockholder Representative: (A) a proposed calculation of the Working Capital Adjustment (the “Preliminary Working Capital Adjustment”) and (B) a proposed calculation of the Company Transaction Expenses (the “Preliminary Company Transaction Expenses”) and, in each case, the components thereof. The Preliminary Working Capital Adjustment and the Preliminary Company Transaction Expenses shall collectively be referred to herein from time to time as the “Preliminary Closing Date Calculations.”
               (ii) The Company Stockholder Representative shall have thirty (30) days following receipt thereof from the Parent to review the Preliminary Closing Date Calculations (the “Review Period”). The Parent (i) shall provide the Company Stockholder Representative and its agents or representatives with any information reasonably requested by it and (ii) shall give the Company Stockholder Representative access, during normal business hours and upon reasonable notice, to the personnel, accountants, properties, books and records of the Surviving Corporation and its Subsidiaries for such purpose. The Company Stockholder Representative may, on or prior to the last day of the Review Period, deliver a written notice to the Parent (the “Notice of Objection”), which sets forth its specific objections to the Parent’s calculation of the Preliminary Closing Date Calculations. Any Notice of Objection shall specify those items or amounts with which the Company Stockholder Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Company Stockholder Representative’s calculation of the Preliminary Closing Date Calculations based on such objections. To the extent not set forth in the Notice of Objection, the Company Stockholder Representative shall be deemed to have agreed with the Parent’s calculation of all other items and amounts contained in the Preliminary Closing Date Calculations.
               (iii) Unless the Company Stockholder Representative delivers the Notice of Objection to the Parent on or prior to the last day of the Review Period, the Company Stockholders shall be deemed to have accepted the Parent’s calculation of the Preliminary Closing Date Calculations and such calculations shall be final, conclusive and binding. If the Company Stockholder Representative delivers the Notice of Objection to the Parent on or prior to the last day of the Review Period, the Company Stockholder Representative and the Parent shall, during the thirty (30) day period following such delivery or any mutually agreed extension thereof, endeavor in good faith and use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Preliminary Closing Date Calculations. If, at the end of such period or any mutually agreed extension thereof, the Company Stockholder Representative and the Parent are unable to resolve their disagreements, then at the election of either the Company Stockholder Representative or the Parent, in writing to the other party, they shall jointly retain and refer their disagreements to a nationally recognized accounting firm which has no material relationship with the Parent, the Company Stockholder

Representative or any Company Stockholder or any of their respective Affiliates or any other material conflict of interest, mutually acceptable to the Company Stockholder Representative and the Parent (the “Independent Expert”). The parties shall instruct the Independent Expert to review promptly this Section 2.9 (and the corresponding defined terms) and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Preliminary Closing Date Calculations require adjustment. The Independent Expert shall base its determination solely on written submissions by the Company Stockholder Representative and the Parent and not on an independent review. The Company Stockholder Representative and the Parent shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than forty-five (45) days after its retention, the Independent Expert shall deliver to the Company Stockholder Representative and the Parent a report which sets forth its resolution of the disputed items and amounts and its calculation of the Preliminary Closing Date Calculations. The final determination made by the Independent Expert with respect to each item of the Preliminary Closing Date Calculations in dispute shall be no more than nor more less than the amount claimed by the Company Stockholder Representative, on the one hand, and the Parent, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be borne one-half by the Parent and one-half by the Company Stockholders from the Company Stockholder Representative Expense Amount. On the Business Day following final determination of any adjustments to the Preliminary Closing Date Calculations pursuant to this Section 2.9(a)(iii), the Parent and the Company Stockholder Representative shall recalculate and confirm the Total Common Stock Merger Consideration by using the items of the Preliminary Closing Date Calculations, as so adjusted, and the actual Enterprise Value, Company Stockholder Representative Expense Amount and Preferred Redemption Amount.
               (iv) Following the Closing, the Parent shall not take any action with respect to the accounting books and records of the Company and its Subsidiaries on which the Preliminary Closing Date Calculations are to be based that are not consistent with the accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements.
          (b) Final Adjustment to Total Common Stock Merger Consideration.
               (i) If the Post-Closing Adjustment is a positive amount, the Parent (or its designee) will pay to the Company Stockholder Representative such positive amount by wire transfer or delivery of other immediately available funds, in each case, within three (3) Business Days after the date on which the Total Common Stock Merger Consideration is finally determined pursuant to this Section 2.9. The Company Stockholder Representative (or its designee) shall distribute such amount in accordance with Schedule 2.9(b).
               (ii) If the Post-Closing Adjustment is a negative amount, the Company Stockholder Representative will instruct the Escrow Agent to make payment out of the Escrow Funds of such negative amount to the Parent by wire transfer or delivery of other immediately available funds, in each case, within three (3) Business Days after the date on which the Total Common Stock Merger Consideration is finally determined pursuant to this Section 2.9.

ARTICLE III
EFFECT OF THE MERGER
     3.1 Cancellation and Exercise of Company Options. The Company shall take all actions necessary so that (i) immediately prior to the Effective Time, each outstanding unexercised Company Option shall become fully vested and exercisable and (ii) at the Effective Time, such Company Options shall be cancelled. In consideration of such cancellation, each holder of In-the-Money Company Options shall be entitled to receive two (2) Business Days after the determination of the Total Common Stock Merger Consideration Amount pursuant to the provisions of Section 2.9 from the Company a cash payment equal to the Total Common Stock Per Share Merger Consideration, minus the per share exercise price for the applicable In-the-Money Company Option, minus the lesser of (a) the Escrow Contribution Per Share Amount and (b) the difference between (x) the Total Common Stock Per Share Merger Consideration and (y) the per share exercise price for the applicable In-the-Money Company Option, subject to any required withholding Taxes. Company Disclosure Schedule 3.1 sets forth (a) the name of each holder of In-the-Money Company Options, (b) the number of In-the-Money Company Options held by such holder, and (c) the per share exercise price for such In-the-Money Company Options. Company Disclosure Schedule 3.1 shall be subject to amendment at least five (5) Business Days prior to the Closing in accordance with Section 6.5.
     3.2 Effect on Capital Stock of Merger Sub and the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Capital Stock of the Company or any shares of Capital Stock of Merger Sub:
          (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock. Each share of Company Common Stock and Company Preferred Stock that is owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock. Each share of Company Common Stock and Company Participating Preferred Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall be converted into the right to receive the Total Common Stock Per Share Merger Consideration subject to the terms in Section 3.3(a). As of the Effective Time, all shares of Company Common Stock and Company Participating Preferred Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any shares of Company Common Stock and Company Participating Preferred Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Total Common Stock Per Share Merger Consideration and, in the case of the Company Participating Preferred Stock, the Preferred Redemption Amount.

          (d) Conversion of Preferred Stock. Each share of Company Preferred Stock (other than those shares set forth in Section 3.2(b)) shall be converted into the right to receive the portion of the Preferred Redemption Amount, subject to the terms in Section 3.3(b). As of the Effective Time, all shares of Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any shares of Company Preferred Stock (other than those shares set forth in Section 3.2(b)) shall cease to have any rights with respect thereto, except the right to receive the portion of the Preferred Redemption Amount and, in the case of the Company Participating Preferred Stock, the Total Common Stock Per Share Merger Consideration.
          (e) Payment and Exchange Procedures for Company Stock.
               (i) Prior to the Effective Time, the Company shall deliver to each Company Stockholder the Merger Notice. At the Effective Time, other than with respect to Dissenting Shares, each Company Stockholder shall surrender to the Company for cancellation either: (A) Certificates representing all of the shares of Company Common Stock or Company Preferred Stock, as the case may be, for which such Company Stockholder is the beneficial owner according to the procedures set forth below or (B) an affidavit and any other documents specified under Section 3.4 below.
               (ii) At or prior to Closing, the Parent shall deposit the Preferred Redemption Amount and the remainder of the Estimated Total Common Stock Merger Consideration (after making the payments and/or deductions set forth in Section 2.3(a)) (the “Disbursement Amount”) into an account maintained by an agent selected by the Parent and the Company (the “Disbursing Agent”) and administered in accordance with a Disbursing Agent Agreement in customary form to be negotiated and mutually agreed between the Parent and the Company as soon as practicable following the date of this Agreement. The Disbursement Amount shall be delivered to the Disbursing Agent by wire transfer of immediately available funds.
               (iii) At or prior to the Closing, the Parent shall instruct the Disbursing Agent to cause to be mailed or delivered to the Company Stockholders promptly, but in no event later than five (5) Business Days following the Closing, at the addresses for such persons set forth on the Company’s records, a letter of transmittal in substantially the form attached hereto as Exhibit B (the “Letter of Transmittal”). The right of each Company Stockholder to receive such holder’s portion of the Preferred Redemption Amount and/or the Total Common Stock Merger Consideration, as the case may be, is conditioned upon delivery by the Company Stockholder of a Letter of Transmittal validly executed in accordance with the instructions thereto and such other certificates or documents as may be required pursuant to the instructions thereto. The Letter of Transmittal will include, among other things, an acknowledgment by the Company Stockholder that, by executing the Letter of Transmittal, such Company Stockholder (1) agrees to be bound by all of the terms and conditions of Article XI of this Agreement and the appointment of the Company Stockholder Representative pursuant to Section 3.7 and (2) releases the Company and all its present and past officers and directors from any and all claims, known or unknown, contingent or direct, which the Company Stockholder may have against the Company or any Subsidiary of the Company as of the Closing Date.

               (iv) Upon surrender of a certificate that formerly represented its respective shares of Company Stock (the “Company Stock Certificates”) for cancellation to the Disbursing Agent, together with the Letter of Transmittal and any other instruments that the Parent or Disbursing Agent reasonably requests (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Disbursing Agent in exchange therefor, that portion of the Preferred Redemption Amount and/or the Total Common Stock Merger Consideration, as the case may be, into which the shares of Company Stock represented by such Company Stock Certificates have been converted pursuant to Section 3.2 (determined, solely for purposes of this Section 3.2(e), as if the Total Common Stock Merger Consideration equaled the Estimated Total Common Stock Merger Consideration). The Disbursing Agent shall deliver the consideration specified in this paragraph to a Company Stockholder promptly following the receipt by the Disbursing Agent of such Company Stockholder’s Company Stock Certificates and Exchange Documents, duly completed and validly executed in accordance with the instructions thereto. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Preferred Redemption Amount and/or the Total Common Stock Merger Consideration (without interest), as the case may be, into which such shares of Company Stock shall have been converted pursuant to Section 3.2.
               (v) Prior to disbursement, all cash deposited with the Disbursing Agent shall be invested by the Disbursing Agent as directed by the Parent or the Surviving Corporation. Earnings on such funds shall be the sole and exclusive property of the Parent and the Surviving Corporation and shall be paid to the Parent or the Surviving Corporation as the Parent directs. No investment of the funds shall relieve the Parent or the Disbursing Agent from promptly making the payments required by this Section 3.2(e), and following any losses from any such investment, the Parent shall promptly provide additional funds to the Disbursing Agent in the amount of such losses.
               (vi) Any portion of the Total Common Stock Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the Company Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any Company Stockholder who has not theretofore complied with this Section 3.2(e) shall thereafter look only to the Surviving Corporation for payment of such Company Stockholder’s claim for Total Common Stock Merger Consideration in respect thereof. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to any person in respect of cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     3.3 Surrender of Company Stock.
          (a) Company Common Stock. Except as set forth in Section 3.4 and subject to the terms and conditions of this Agreement, in exchange for Certificates and/or affidavits representing all of its outstanding Company Common Stock (other than Dissenting Shares)

delivered at or prior to the Closing, each Company Common Stockholder (other than Dissenting Stockholders) shall be entitled to receive an amount equal to the product of the Total Common Stock Per Share Merger Consideration multiplied by the number of shares of Company Common Stock held by such Company Common Stockholder less such stockholder’s Escrow Contribution Per Share Amount (subject, in the case of certain of the Principal Stockholders, to adjustment in accordance with Section 2.3(b)) and the Parent (or its designee) shall, at the Closing, transfer such amount via wire transfer in immediately available funds.
          (b) Company Preferred Stock. Except as set forth in Section 3.4 and subject to the terms and conditions of this Agreement, in exchange for Certificates and/or affidavits representing all of its outstanding Company Preferred Stock delivered at or prior to the Closing, each Company Preferred Stockholder shall be entitled to receive (i) an amount in cash equal to that portion of the Preferred Redemption Amount and (ii) in the case of holders of the Company Participating Preferred Stock, an amount equal to the product of the Total Common Stock Per Share Merger Consideration, multiplied by the number of shares of Company Participating Preferred Stock held by such Company Preferred Stockholder, less such Company Stockholder’s Escrow Contribution Per Share Amount, and the Parent (or its designee) shall, at the Closing, transfer such amount via wire transfer in immediately available funds.
          (c) Loans. In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable pursuant to this Section 3.3 to such Company Stockholder shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Person’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 3.3. To the extent that any such consideration otherwise payable to such Company Stockholder is so reduced, such amount shall be treated for all purposes as having been paid to such Person.
     3.4 Lost, Stolen or Destroyed Certificates. Subject to Section 3.1 and Section 3.2, in the event that any Certificates shall have been lost, stolen or destroyed, in respect of such lost, stolen or destroyed Certificates, the holder shall deliver an affidavit of that fact; provided, however, that the Parent may, in its sole and absolute discretion, and as a condition precedent to the payment thereof, require the owner of a lost, stolen or destroyed Certificate representing shares of Company Common Stock or Company Preferred Stock, as the case may be, to deliver an indemnity in an amount equal to the portion of the Total Common Stock Merger Consideration and/or the Preferred Redemption Amount, as the case may be, to which such owner would be entitled in accordance with this Article III in respect of the shares of Company Common Stock or Company Preferred Stock, as the case may be, that is the subject of such affidavit of loss, theft or destruction as indemnity against any claim that may be made against the Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     3.5 Appraisal Rights; Dissenting Shares. Any Company Common Stockholder who has properly demanded an appraisal and perfected the right to dissent under the DGCL and who has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be entitled to receive such Company Common Stockholder’s portion of the Total Common Stock Merger Consideration pursuant to Section 3.3(a), and the holders thereof shall be entitled only to such rights as are granted by the DGCL in accordance with the terms of the DGCL. The Company shall give the Parent (a) prompt notice of any demand for appraisal under Section 262 of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands by any Company Stockholder (any stockholder duly making such demands being hereafter called a “Dissenting Stockholder”). The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands; provided, however, that the Company Stockholder Representative may, on behalf of the Company, offer to settle or settle any such demands without the prior written consent of the Parent, if and to the extent that any such settlement involves solely the payment of money to the Dissenting Stockholder and the Parent is fully indemnified by the Company Stockholders in accordance with the second to last sentence of this Section 3.5. Any communication to be made by the Company to any Dissenting Stockholder with respect to such demands shall be submitted to the Parent in advance and shall not be presented to any Dissenting Stockholder prior to the Company receiving the Parent’s consent; provided, however that the Company shall not be required to obtain the prior written consent of the Parent to communicate any offer of settlement with respect to such demands if such offer of settlement involves solely the payment of a monetary amount and the Parent is fully indemnified by the Company Stockholders in accordance with the second to last sentence of this Section 3.5. Notwithstanding the foregoing, to the extent that the Parent, the Surviving Corporation or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the portion of the Total Common Stock Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any Losses (including attorneys’ and consultants’ fees, costs and reasonable expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((A) and (B) together “Dissenting Share Payments”), unless such amount is less than or equal to the aggregate amount of the portion of the Total Common Stock Merger Consideration to which such Company Stockholder would have been entitled with respect to shares of the Company Stock held by such Company Stockholder, the Parent shall be entitled to recover under the terms of Article XI hereof the amount of such Dissenting Share Payments. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive such holder’s portion of the Total Common Stock Merger Consideration pursuant to Section 3.3(a).
     3.6 No Further Ownership Rights in Company Capital Stock. The Total Common Stock Merger Consideration and the Preferred Redemption Amount delivered in accordance with the terms of this Agreement shall be deemed to have been issued in full payment and satisfaction of all rights pertaining to the Company’s Equity Securities. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of the Company which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of Company Common Stock or Company Preferred Stock, as the case may be, are presented to the Surviving Corporation for any reason, they shall be cancelled and converted into the right to receive the portion of the Total Common Stock Merger Consideration or the Preferred Redemption Amount,

as the case may be, represented by such Certificate as provided in this Article III, except as otherwise provided by Applicable Law.
     3.7 Company Stockholder Representative.
          (a) By approval of the Merger, this Agreement and the transactions contemplated hereby by the Company Stockholders, by execution of this Agreement by the Company Stockholders, and pursuant to the terms of the Letter of Transmittal, the Company Stockholders shall and hereby do irrevocably make, constitute and appoint or, as applicable are deemed to have made, constituted or appointed Eugene D. Hill, III (“Company Stockholder Representative”) as their agent, attorney-in-fact and representative and authorize and empower it to fulfill the role of the Company Stockholder Representative contemplated hereunder for purposes of this Agreement and the Escrow Agreement. The Company Stockholder Representative shall have full power of substitution to act and decide to give consent and instruction, as applicable, in the name, place and stead of the Company Stockholders and each of them in all matters in connection with this Agreement and the Escrow Agreement. The Company Stockholder Representative’s power shall include the following powers, without limitation: give and receive notices and communications; the power to act for the Company Stockholders and to authorize payment to any Parent Indemnified Party with regard to the indemnification under Article XI; the power to object to such payments, to agree to, negotiate, enter into settlements of or compromise any claim on behalf of the Company Stockholders and comply with orders of courts with respect to such claims; to authorize agreement to or dispute of the adjustment to the Total Common Stock Merger Consideration pursuant to Section 2.9; the power to transact or participate in matters of litigation in connection with this Agreement or the Escrow Agreement subject to the terms hereof and thereof; to make (or cause to be made) distributions to the Company Common Stockholders and holders of In-the-Money Company Options; the power to do or refrain from doing all such further acts and things on behalf of the Company Stockholders that the Company Stockholder Representative deems necessary or appropriate in its sole discretion including without limitation retaining any attorneys, accountants or other advisors (collectively, “Advisors”) as Company Stockholder Representative sees fit, and to execute all such documents as the Company Stockholder Representative shall deem necessary or appropriate in connection therewith; and the power to receive service of process in connection with any claims hereunder. The Company Stockholder Representative may resign such position for any reason upon at least thirty (30) days prior written notice delivered to the Parent and the Company Stockholders. In such event, the Company Stockholders who held at least a majority of the Company Common Stock as of the Closing shall, by written notice to the Parent, appoint a successor Company Stockholder Representative within such thirty (30) day period. Notice or communications to or from any Company Stockholder Representative shall constitute notice to or from each of the Company Stockholders.
          (b) The Company Stockholder Representative shall only be liable for any action taken or not taken as a Company Stockholder Representative solely to the extent such Company Stockholder Representative’s action constitutes gross negligence, fraud or willful misconduct. No bond shall be required of the Company Stockholder Representative, and the Company Stockholder Representative shall not receive compensation for its services. The Company Stockholder Representative shall incur no Liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it to be genuine and to have been signed by the proper person, nor for any other action or inaction, except to the extent caused by its own gross negligence, fraud or willful misconduct.
          (c) The Company Stockholder Representative shall be entitled to reimburse itself from the Company Stockholder Representative Expenses Amount for any costs and expenses (“Company Stockholder Representative Costs”) incurred by the Company Stockholder Representative, including for the retention of Advisors. The Company Stockholder Representative shall maintain the Company Stockholder Representative Expenses Amount until such time as the Company Stockholder Representative reasonably believes that it will not incur any additional Company Stockholder Representative Costs in order to satisfy its obligations hereunder (the “Company Stockholder Representative Completion Date”). As promptly as practicable following the Company Stockholder Representative Completion Date, the Company Stockholder Representative shall (i) provide each Company Stockholder with a written accounting of all Company Stockholder Representative Costs reimbursed to the Company Stockholder Representative from the Company Stockholder Representative Expenses Amount and (ii) distribute to each Company Stockholder all remaining amounts, if any, of the Company Stockholder Representative Expenses Amount in the same proportions that the Total Common Stock Merger Consideration was distributed to the Company Common Stockholders and the holders of Company Options in Section 2.3 and Section 3.1 above.
          (d) A decision, act, consent or instruction of the Company Stockholder Representative shall constitute a decision of all the Company Stockholders, and shall be final, binding and conclusive upon each of the Company Stockholders, and the Parent, Merger Sub, Surviving Corporation and the Company may rely upon any decision, act, consent or instruction of the Company Stockholder Representative as being the decision, act, consent or instruction of each and all of the Company Stockholders. The Parent, Merger Sub and Surviving Corporation are relieved from any Liability to any Company Stockholder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholder Representative.
          (e) The Company Stockholders agree to take any and all action as may be reasonably required by the Company Stockholder Representative (including, without limitation, the execution of certificates, transfer documents, receipts, instruments, consents or similar documents) to effectuate the purposes of this Agreement.
     3.8 Withholding Rights. The Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Law. To the extent that amounts can be deducted and withheld and paid to the appropriate Governmental Authority, the deducted and withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person for which such deduction or withholding was made.

     3.9 Release of Claims by Company Stockholders. Each Principal Stockholder hereby releases the Company and its present and past officers and directors from any and all claims, known or unknown, contingent or direct, which the Principal Stockholder may have against the Company or any Subsidiary of the Company as of the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
     Each of the Company and the Company Stockholders represents and warrants to the Parent that each statement contained in this Article IV is true and correct, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Company Disclosure Schedule” (the “Company Disclosure Schedule”). The Company Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule to the extent that the relevance of such information with respect to such other sections is reasonably clear or where specifically cross referenced.
     4.1 Organization, Good Standing, Authority and Enforceability.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted or proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, except where the failure to so qualify could not reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company has full corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and when delivered, each of the Ancillary Agreements to which the Company is a party will be duly executed and delivered by the Company. This Agreement constitutes, and when executed each of the Ancillary Agreements to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.
     4.2 Capitalization. The authorized Capital Stock of the Company consists of 47,416,666 shares of Company Common Stock, of which 11,287,510 shares are issued and outstanding, and 31,657,916 shares of Company Preferred Stock, of which (i) 9,401,250 shares are designated as Series A Preferred Stock, 9,401,250 shares of which are issued and outstanding, (ii) 3,040,000 shares are designated as Series B Preferred Stock, 3,040,000 shares of which shares are issued and outstanding, (iii) 2,000,000 shares are designated as Series B-1 Preferred Stock, 1,607,912 shares of which are issued and outstanding, and (iv) 17,216,666 shares are designated as Series C Preferred Stock, 14,222,149 shares of which are issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized, validly issued and fully paid and are nonassessable, and have been issued and transferred free and clear of any preemptive or similar rights. Company Disclosure Schedule 4.2 sets forth a correct and complete list of all issued and outstanding Equity Securities of the Company as of the date of this Agreement including the name and current address of the holder of such Equity Securities and the number of shares of Company Capital Stock and Rights held by such Person. Except as set forth on Company Disclosure Schedule 4.2, there are no (i) outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its Equity Securities, (ii) shares of Company Capital Stock authorized or reserved for issuance and the Company does not have any Rights with respect to its Capital Stock, and the Company does not have any commitments to authorize, issue or sell any of its Capital Stock or Rights, except pursuant to this Agreement, (iii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s Equity Securities, or (iv) outstanding instruments of Indebtedness having the right to vote on any matters on which the Company’s Stockholders may vote. As of the date hereof, there are options to acquire 7,200,000 shares of Company Common Stock outstanding under the Company Stock Option Plan. Each Company Stockholder owns and has good and valid title to the Company Capital Stock which the Company Stockholder purports to own, free and clear of all Liens.
     4.3 Subsidiaries of the Company.
          (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, has full corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted or proposed to be conducted, and is duly qualified to conduct business and is in good standing in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, except where the failure to so qualify could not reasonably be expected to have a Company Material Adverse Effect, which jurisdictions are set forth on Company Disclosure Schedule 4.3(a).
          (b) Company Disclosure Schedule 4.3(a) contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of organization or formation, the authorized and outstanding Capital Stock of such Subsidiary and the beneficial and record owner(s) of record of such outstanding Capital Stock. All of the outstanding shares of Capital Stock of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable, and are owned directly by the Company free and clear of all Liens.

          (c) Other than the Subsidiary Shares set forth in the Company Disclosure Schedule 4.3(a), no Subsidiary of the Company has outstanding any shares of Capital Stock or any other Equity Securities.
     4.4 No Conflicts; Consents.
          (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby will not, (i) violate any of the provisions of any of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming compliance by the Company with the matters referred to Section 4.4(b), violate or conflict with any Law or Authorization applicable to the Company or any of its Subsidiaries, (iii) result in the creation of any Liens (other than any Permitted Lien or any Lien created by or through the Parent or Merger Sub) upon any of the assets or properties owned or used by the Company or any of its Subsidiaries, or (iv) conflict with, or result in any breach of, any of the terms or conditions of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give rise to any right of termination, cancellation or acceleration under any provision of any Contract to which the Company or any if its Subsidiaries is a party, except, in the case of clauses (ii) and (iv) above, where such violation or conflict is set forth on Company Disclosure Schedule 4.4(a).
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Authority or other Person is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby except for the notification and/or approval requirements of the PR Insurance Code, and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
     4.5 Financial Statements. True and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, and the related audited statements of income and cash flows for the respective twelve-month periods then ended, together with a copy of HLB Morales Padillo & Co., PSC’s unqualified opinions with respect thereto and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the Balance Sheet Date, together with consolidated statements of income and cash flows for the twelve-month period ended on the Balance Sheet Date, are included in Company Disclosure Schedule 4.5 (such financial statements are collectively referred to herein as the “Financial Statements”). The Financial Statements (i) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries (which books and records have been maintained in a manner consistent with historical practice and are true and complete in all material respects) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and on such basis fairly present the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, except (i) that such unaudited Financial Statements are subject to normal year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to be material) and (ii) for the absence of footnotes. Except as set forth in the Financial Statements, the Company or its Subsidiaries do not have any material guarantee obligations, contingent Liabilities, Liabilities for Taxes, or any long-term or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation with respect to derivatives.
     4.6 Taxes.
          (a) All Tax Returns required to have been filed by the Company and its Subsidiaries have been filed. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company or any of its Subsidiaries and shown on any Tax Return have been paid. No written claim has been received by the Company from a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of the Company, is there any reasonable basis for such claim.
          (b) There is no audit or other administrative or judicial proceeding currently pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries in respect of any Taxes. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable. Except for Tax matters that have been resolved prior to the Closing Date, neither the Company nor any of its Subsidiaries has received from any Governmental Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intention to open an audit or other review, (ii) written request for information related to any Tax matter or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries. None of the Tax Returns filed with respect to the Company or any its Subsidiaries for taxable periods ended on or after December 31, 2004, have been audited. Correct and complete copies of all deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2004 have been provided or made available by the Company to the Parent.
          (c) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.
          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

          (f) Except as set forth in Company Disclosure Schedule 4.6(f), neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or could result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Commonwealth, state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent corporation of which was the Company) or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
          (g) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (h) The reserves set forth on the balance sheet as at the Balance Sheet Date by Company for unpaid Taxes of the Company and its Subsidiaries have been established in a manner consistent with the past practices of the Company in all material respects. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Sections 355 and 361 of the Code or Section 1124(b)(4) of the PR Code.
          (i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.
          (j) None of the foreign Subsidiaries of the Company is engaged in a United States trade or business within the meaning of Sections 864(b) and 882(a) of the Code or is treated as or considered to be so engaged under Sections 882(d) or 897 of the Code or otherwise. None of the foreign Subsidiaries of the Company is a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.
          (k) Except as set forth on Company Disclosure Schedule 4.6(k), the net operating losses of the Company or any of its Subsidiaries for federal income tax purposes are not currently subject to limitation under Section 382 of the Code, Section 1124 of the PR Code or otherwise.
     4.7 Compliance with Law; Authorizations.
          (a) Except as set forth on the Company Disclosure Schedule 4.7(a), each of the Company and its Subsidiaries have been since January 1, 2005 in compliance in all material respects with, and are in compliance in all material respects with, all Laws to which it is subject including all Health Care Laws.
          (b) Each of the Company and its Subsidiaries own, hold, possess or lawfully use in the operation of their respective businesses all Authorizations which are necessary for the conduct of such businesses as currently conducted or for the ownership and use of the assets and properties owned or used by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted or proposed to be conducted and are in compliance with the terms of such Authorizations. Such Authorizations are valid and unrestricted, and in full force and effect.
          (c) This Section 4.7 does not relate to (i) real property or interests in real property, such items being the subject of Section 4.9, (ii) employee benefit matters, such items being the subject of Section 4.14, or (iii) environmental matters, such items being the subject of Section 4.16.
     4.8 Title to Personal Property.
          (a) The Company and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all material tangible and intangible personal property used or held for use in the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), except for any such property disposed of since the date hereof in the ordinary course of business consistent with past practice. All such tangible and intangible personal property (i) is in suitable condition for the conduct of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted, except where any such failure to be in suitable condition would not reasonably be expected to have a Company Material Adverse Effect, and (ii) is sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted.
          (b) This Section 4.8 does not relate to (i) real property or any interest therein, such items being the subject of Section 4.9, or (ii) Intellectual Property, such items being the subject of Section 4.10.
     4.9 Real Property.
          (a) The Company or any of its Subsidiaries do not own any real property.
          (b) The Company Disclosure Schedule 4.9(b) contains a true and complete list of all leases and subleases (written or oral) of real property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) under which the Company or any of its Subsidiaries is either lessor or lessee (collectively, the “Leases”) except as set forth on the Company Disclosure Schedule 4.9(b), (i) each Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Leases, will not result in a material breach of or default under such Leases, or otherwise cause such Leases to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing; (iii) there are no material disputes with respect to such Leases; and (iv) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Leases. The real property demised under any lease or sublease to the Company or any of its Subsidiaries or any other party to the Lease is hereinafter referred to as the “Leased Real Property”. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Lease (with or without the giving of notice or lapse of time, or both).
          (c) The Leased Real Property is in suitable condition for the conduct of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted. The Leased Real Property comprises all of the real property used or intended to be used, or otherwise related to, the business of the Company and its Subsidiaries, and there is no other real property in relation to which the Company or any of its Subsidiaries has any Liability.
     4.10 Intellectual Property.
          (a) “Intellectual Property” means each of the following in any jurisdiction throughout the world: trade secrets, inventions, know-how, formulae and processes, methods, techniques, patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications, patent disclosures, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, logos, designs, all goodwill associated with any of the foregoing, copyright registrations, copyright applications and domain names, unregistered copyrights and other works of authorship, software (including source code, data, databases, Web sites and related documentation), domain names, business information (including business and marketing plans, pricing and cost information, and customer and supplier lists), all other proprietary and intellectual property rights, and all copies and tangible embodiments of the foregoing. “Company Intellectual Property” means all Intellectual Property owned or used by the Company or any of its Subsidiaries.
          (b) The Company Disclosure Schedule 4.10(b) sets forth a list that includes all Company Intellectual Property owned by the Company and its Subsidiaries that is registered or subject to an application for registration (including the jurisdictions where such Company Intellectual Property is registered or where applications have been filed, and all registration and application numbers). The Company Disclosure Schedule 4.10(b) also sets forth a list of all software owned or used by the Company or any of its Subsidiaries.
          (c) The Company Disclosure Schedule 4.10(c) sets forth a list of any Contract pursuant to which (i) any third party is authorized to use any Company Intellectual Property (the “Company Licenses”) or (ii) the Company or any of its Subsidiaries is licensed to use Intellectual Property owned by a third party (the “Third Party Licenses”) and indicating the Intellectual Property that is subject thereof. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Company License or Third Party License.

          (d) Except as set forth on Company Disclosure Schedule 4.10(d), the Company and its Subsidiaries own and possess, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to, or have the right to use pursuant to a Third Party License, all material Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted.
          (e) Except as set forth on the Company Disclosure Schedule 4.10(e), (i) there are no claims that were either made since January 1, 2005, presently pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (A) alleging that their business as now conducted infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person or (B) contesting the validity, use, ownership, enforceability or registrability of any Company Intellectual Property, (ii) to the Knowledge of the Company, neither the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person and (iii) to the Knowledge of Company, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.
          (f) The information management systems used by the Company or any of its Subsidiaries in the conduct of its business (i) are (a) sufficient for the current needs of the business and (b) in material compliance with all requirements of Law, including Health Care Laws and (ii) no unauthorized Person has breached or accessed such information management systems.
          (g) All present employees of, and consultants to, the Company and its Subsidiaries have assigned to the Company and/or its Subsidiaries all Intellectual Property rights authored, created or otherwise developed by such employee or consultant in the course of their relationship with the Company and its Subsidiaries, without any restrictions or obligations whatsoever.
     4.11 Absence of Certain Changes or Events. Since January 1, 2010, except as set forth on Company Disclosure Schedule 4.11, (i) no event or circumstance has occurred that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would breach Section 6.2. Except as set forth on Company Disclosure Schedule 4.11, since the Balance Sheet Date neither the Company nor any of its Subsidiaries has (i) conducted its business outside of the ordinary course of the business consistent with past practices, (ii) made any material change in its cash management practices or (iii) made any material change in the policies of the Company or any of its Subsidiaries with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, if applicable.
     4.12 Contracts.
          (a) The Company Disclosure Schedule 4.12 sets forth, as of the date hereof, a list of every Contract (including those Company Licenses and Third Party Licenses set forth on

Company Disclosure Schedule 4.10(c) and including any amendment, supplement or modification in respect of each Contract set forth on the Company Disclosure Schedule, each, a “Material Contract” and collectively, the “Material Contracts”) to which the Company or any of its Subsidiaries is a party that: (i) is required by its terms or is currently expected to result in the payment or receipt by the Company and its Subsidiaries of more than $50,000 per annum in the aggregate during the current fiscal year or any one-year period over its remaining term (excluding supplier Contracts issued on a purchase order basis); (ii) was entered into by the Company or any of its Subsidiaries with an officer, director, stockholder or Affiliate of the Company or any Subsidiary of the Company; (iii) restricts the Company or any of its Subsidiaries, either now or in the future, from engaging in any business activity anywhere in the world in any material respect or that subjects the Company or any of its Subsidiaries to a covenant not to compete or a covenant not to solicit or hire any Person with respect to employment; (iv) is a Contract for the acquisition of any Person or any business unit thereof in which the purchase price not yet paid exceeds $100,000 or the future disposition of any assets of the Company or any of its Subsidiaries having a value in excess of $50,000 (other than inventory in the ordinary course of business); (v) is a Contract, or group of related Contracts, requiring capital expenditures by the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year (other than purchase orders); (vi) is a collective bargaining agreement or any other Contract with any labor union, works council or other employee representative; (vii) is a consulting Contract which provides for payments in excess of $50,000 per annum; (viii) is a Contract with any Governmental Authority; (ix) is a Contract relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material assets or properties of the Company and its Subsidiaries; (x) is a Contract relating to the ownership of, investments in or loans and advances to any Person; (xi) is an agent, sales representative, sales or distribution Contract (other than purchase and sale orders entered into in the ordinary course of business); (xii) any settlement, conciliation or similar Contract, the performance of which will involve payment after the Effective Date of consideration or incurrence of expense in excess of $50,000; (xiii) any Contract that provides for a term in excess of three (3) years; (xiv) any Contract that was not entered into ordinary course of business by the Company or any of its Subsidiaries; (xv) requires a guaranty, letter of credit, surety bond or similar instrument for which the Company or any of its Subsidiaries may be liable; or (xvi) any other Contract which is material to the business of the Company, SMS or AHI.
          (b) Each Material Contract is valid and binding on the parties thereto, is enforceable as to the Company and its Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and the Company and its Subsidiaries are not and, to the Knowledge of the Company, no other party is (with or without the giving of notice or lapse of time, or both) in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract. There has not occurred any event that would constitute a default by the Company or any of its Subsidiaries or, to the Knowledge of Company, any of the other parties to such Material Contracts. Neither the Company nor any of its Subsidiaries has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option to renew thereunder. True and complete copies of the Material Contracts have been made available to the Parent.

     4.13 Litigation. Except as set forth on Company Disclosure Schedule 4.13, since January 1, 2005 there has not been, and there is no material action, suit or, proceeding, claim, grievance, arbitration, litigation, hearing, charge, complaint or investigation by or before any Governmental Authority or arbitration tribunal (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are subject to any Order.
     4.14 Employee Benefits.
          (a) The Company Disclosure Schedule 4.14 sets forth a list of each material Company Benefit Plan, and includes a description of the Company’s and its Subsidiaries’ severance policies and practices as in effect on the date hereof (collectively, the “Severance Policies”). For purposes of this Agreement, a “Company Benefit Plan” means any Benefit Plan that is maintained or, sponsored, contributed or required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability. Each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, the PR Code and other applicable Laws, each Company Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination from the U.S. Internal Revenue Service as to its qualified status and no event has occurred and no condition exists which would be reasonably likely to result in disqualification of any such Company Benefit Plan and each Company Benefit Plan intended to qualify under Section 1165 of the PR Code is the subject of a favorable determination from the Puerto Rico Department of the Treasury as to its qualified status and no event has occurred and no condition exists which would be reasonably likely to result in disqualification of any such Company Benefit Plan. Each such Company Benefit Plan intended to qualify under Section 401(a) of the Code has been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and has been submitted to the U.S. Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.
          (b) All contributions, distributions, and premium payments that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA, the Code and the PR Code, all distributions have been reported to the applicable Governmental Authorities, and all contributions, distributions or premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each Company Benefit Plan or properly accrued.
          (c) There have been no non-exempt “prohibited transactions” (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any Company Benefit Plan, and no fiduciary of any Company Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. No Action with respect to any Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and there is no basis for any such Action.

          (d) The Company and its Subsidiaries and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA. No Company Benefit Plan provides post-employment or post-termination medical or life insurance or other welfare or welfare type benefits other than as required pursuant to COBRA.
          (e) With respect to each Company Benefit Plan, the Company has delivered or made available to the Parent true, complete and correct copies of (to the extent applicable): (A) all documents pursuant to which the Company Benefit Plan is maintained, funded and administered; (B) the three (3) most recent annual reports (Form 5500 series) as filed (with applicable attachments); (C) the most recent determination letter received from the U.S. Internal Revenue Service; (D) the most recent determination letter received from the Puerto Rico Department of the Treasury; and, (E) the three (3) most recent annual trust returns filed with the Puerto Rico Department of the Treasury on Form 480.70(OE). The Company has delivered or made available to the Parent true, correct and complete copies of the Severance Policies.
          (f) None of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to or has any Liability under or with respect to any “defined benefit plan,” as defined in Section 3(35) of ERISA, any “multi-employer plan,” as defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any plan subject to Section 413(c) of the Code; and none of the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any Liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
          (g) Each Person who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Law and each Company Benefit Plan intended to qualify under Section 401(a) of the Code has complied with the “leased employee” provisions of the Code.
     4.15 Labor and Employment Matters. The Company Disclosure Schedule 4.15 sets forth a list of each written employment agreement to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There are no pending, or, to the Knowledge of the Company, threatened work stoppages, requests for representation or decertification, pickets, work slow-downs due to labor disagreements or any other labor disputes at the Company or any of its Subsidiaries, and no such disputes have occurred within the past three (3) years. With respect to the Company and its Subsidiaries, there is no worker’s compensation Liability outside the ordinary course of business. Except as disclosed on the Company Disclosure Schedule 4.15, there is no other employment-related Action of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or its or their officers or directors) of any applicable Law or Contract. To the Knowledge of the Company, no officer or group of employees of the Company or any of its Subsidiaries has any present intention to terminate his, her or their employment (other than as contemplated by Section 6.4). Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable employment related Laws.

     4.16 Environmental. Except as set forth in the Company Disclosure Schedule 4.16, (a) each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Orders relating to protection of the environment (“Environmental Laws”), (b) the Company and its Subsidiaries possess and are in compliance, in all material respects, with all Authorizations required under Environmental Laws for the conduct of their respective operations, (c) there are no Actions or Orders pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries alleging a violation of or Liability under any Environmental Law, (d) neither the Company nor its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or leased any property or facility in a manner that has given or would give rise to Liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other Environmental Laws, and (e) the Company has provided the Parent with all environmental reports and other environmental documents relating to any current or former operations or facilities of the Company or any of its Subsidiaries that are in its possession or reasonable control. The representations and warranties contained in this Section 4.16 are the Company’s sole representations and warranties with respect to Environmental Laws.
     4.17 Insurance. The Company Disclosure Schedule 4.17 sets forth a list of each insurance policy which covers the Company or any of its Subsidiaries or its business, property or assets or any director, officer or employee of the Company or any of its Subsidiaries (the “Policies”) and also describes any self-insurance arrangements affecting the Company or any of its Subsidiaries. Such Policies are in full force and effect and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such Policy. With respect to each Policy, (a) there are no claims pending as to which coverage has been questioned, denied or disputed by the underwriter(s) of such Policy, (b) all premiums due have been paid, and (c) no notice of cancellation or termination has been given.
     4.18 Brokers. Except for fees and commissions that will be paid by the Company to Madison Williams and Company, no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any of the Company or any of its Subsidiaries.
     4.19 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability that is required to be reflected on a balance sheet prepared in accordance with GAAP or in the notes thereto or any “off-balance sheet arrangements” that would be required to be disclosed under Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (regardless of whether the Company or its Subsidiaries are subject to such Item or not), other than (i) Liabilities set forth on the Financial Statements, (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practices (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability, (iii) Liabilities of the Company and its Subsidiaries pursuant to Contracts set forth on Company Disclosure Schedule 4.12 (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability), and (iv) Liabilities of the Company and its Subsidiaries set forth on Company Disclosure Schedule 4.19.
     4.20 Affiliate Transactions. Except as set forth on the Company Disclosure Schedule 4.20, none of the directors or officers of the Company or any of its Subsidiaries, nor, to the Knowledge of Company, any of the Company’s shareholders or Affiliates (a) provides services to (other than service as a director, officer or employee in the ordinary course of business) or is involved in any business arrangement or relationship with the Company or any of its Subsidiaries or (b) owns any property which is used by the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the shareholders of the Company, none of the directors or officers of the Company or any of its Subsidiaries, nor any of their respective Affiliates owns, directly or indirectly, any interest in (other than holdings that represent less than five percent (5%) of the outstanding interest of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is a competitor, lessor or supplier of the Company or any of its Subsidiaries.
     4.21 HIPAA. Each of the Company and its Subsidiaries has complied and currently complies in all material respects with, and has established appropriate mechanisms and procedures to ensure continued compliance with, all applicable provisions of HIPAA.
     4.22 Providers. Company Disclosure Schedule 4.22 sets forth the Contract with each Provider of the Company or any of its Subsidiaries and the fees currently paid to each such Provider under its corresponding provider Contract. The Company and its Subsidiaries have made available to the Parent a complete and correct copy of the Contract with each Provider listed in Company Disclosure Schedule 4.22. All Contracts existing between the Company and its Subsidiaries and each Provider listed in Company Disclosure Schedule 4.22 were entered into by the Company or any of its Subsidiaries in the ordinary course of business. To the Knowledge of the Company, each Provider listed on Company Disclosure Schedule 4.22 is in compliance with his/her provider Contract, and, except as set forth on Company Disclosure Schedule 4.22, the Company or its Subsidiaries (as applicable) has properly credentialed each such Provider in accordance with its documented credentialing protocol and verified that each such Provider has duly endorsed its malpractice insurance to the Company, SMS or AHI, as appropriate. Except as set forth on Company Disclosure Schedule 4.22, there are no contractual disputes between the Company or any of its Subsidiaries and each Provider listed on Company Disclosure Schedule 4.22 and the Company or its Subsidiaries has paid all compensation, including incentives, due and payable to each such Provider under its corresponding provider Contract. To the Knowledge of the Company, no Provider listed in Company Disclosure Schedule 4.22 has expressed an intent to SMS or AHI (whether oral or written and whether or not legally binding) to terminate his/her relationship with SMS or AHI or disenroll as a provider to AHI or SMS.
     4.23 Subscribers. Company Disclosure Schedule 4.23 sets forth an accurate and correct list of all Subscribers of the Company and its Subsidiaries as of the Balance Sheet Date, and as of the date of their last renewal, and each policy or contractual arrangement with such Subscriber is legally binding and in full force and effect. The Company has delivered to the Parent a correct and complete copy of each enrollment document in possession of the Company with respect to each Subscriber listed on Company Disclosure Schedule 4.23. Neither the Company nor any of

its Subsidiaries or their agents has (1) to the Knowledge of the Company, employed any practice or engaged in any conduct which could reasonably be expected to result in the cancellation or revocation of a policy or contractual arrangement with a Subscriber or the imposition of a fine or penalty on the Company or any of its Subsidiaries, (2) received any written notice of the intention of any Subscriber to terminate or cancel its coverage, as currently in effect, or (3) sent to any Subscriber a written notification alleging that such Subscriber is in breach of any agreement with the Company and its Subsidiaries, or in default of any premium payment thereunder.
     4.24 Accounts. Company Disclosure Schedule 4.24 lists all bank, securities, money market and similar accounts and safe deposit boxes maintained by the Company and its Subsidiaries, specifying the account numbers and the authorized signatories or Persons with access to any such account.
     4.25 Books and Records. The books of account and other financial Records of the Company and its Subsidiaries are complete and correct in all material respects and represent actual bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 (regardless of whether the Company or its Subsidiaries are subject to that Section or not), including the maintenance of an adequate system of internal controls pursuant to the requirements of GAAP and the PR Insurance Code. The minute books of the Company and its Subsidiaries, contain materially accurate and complete Records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company and its Subsidiaries, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     4.26 Regulatory Filings. Company Disclosure Schedule 4.26 contains a list of all material filings and submissions of the Company and its Subsidiaries made to, and all inspection, audit or compliance reports received from, all Governmental Authorities having jurisdiction over the Company and its Subsidiaries since January 1, 2004. Except as set forth on Company Disclosure Schedule 4.26: (i) each of the filings and submissions listed on Company Disclosure Schedule 4.26 is in material compliance with all applicable Laws in all respects; and (ii) none of the Company or its Subsidiaries have received written notice of, and, to the Knowledge of the Company, none of the applicable Governmental Authorities have threatened to issue notice of, any deficiencies (a) with respect to any filings or submissions listed on Company Disclosure Schedule 4.26 or (b) with respect to the financial condition or conduct of the business of the Company and its Subsidiaries under applicable regulatory standards.
     4.27 Restrictions on Business Activity. There is no agreement (non-competition or otherwise), judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company or its Subsidiaries which has or would reasonably be expected to have the effect of, in any material respect, prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, the conduct of business by the Company or its Subsidiaries as presently conducted or proposed to be conducted by Company or its Subsidiaries, or otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business, to conduct any business activities, or to compete with any person.
     4.28 Claims and Other Information. The historical claims paid data contained in each of the categories (including Medicare) of the Company and/or its Subsidiaries’ lag models, which have been provided to the Parent, reflect substantially all claims paid by the Company and/or its Subsidiaries with respect to each such category as of the date(s) referenced therein. The risk assessment information and diagnoses data provided to the Parent is complete and correct in all material respects. The amounts accrued or reserved by the Company and/or its Subsidiaries for liability for medical claims and liabilities incurred but not reported, and incurred but pending or otherwise unpaid, reflected in the Financial Statements are adequate in all material respects.
     4.29 No Material Misstatements. The representations and warranties contained in this Article IV, and each certificate, report, financial statement, or other instrument furnished in connection with the Closing of the transactions contemplated by this Agreement furnished by or on behalf of the Company and its Subsidiaries to the Parent or its representatives, do not contain any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB
     The Parent represents and warrants to the Company Stockholders and the Company that each statement contained in this Article V is true and correct, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Parent Disclosure Schedule” (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule has been arranged, for purposes of convenience only, as sections corresponding to the Sections of this Article V. Each section of the Parent Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Parent Disclosure Schedule to the extent that the relevance of such information with respect to such other sections is reasonably clear or where specifically cross referenced.
     5.1 Organization and Good Standing. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, except where the failure to so qualify could not reasonably be expected to have a Parent Material Adverse Effect.
     5.2 Authority and Enforceability. Each of the Parent and Merger Sub has full corporate power and authority to enter into this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub. This Agreement has been duly executed and delivered by the Parent and Merger Sub and when delivered, each of the Ancillary Agreements will be duly executed and delivered by the Parent and Merger Sub. This Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Parent and Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.
     5.3 No Conflicts; Consents.
          (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any of the provisions of any Organizational Document of either the Parent or Merger Sub, (ii) assuming compliance by the Parent and Merger Sub with the matters referred to in Section 5.3(b), violate or conflict with any Law or Authorization applicable to the Parent, (iii) result in the creation of any Liens upon any of the assets or properties owned or used by the Parent or Merger Sub or (iv) conflict with, or result in any breach of, any of the terms or conditions of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give rise to any right of termination, cancellation or acceleration under any provision of any Contract to which either the Parent or Merger Sub is a party.
          (b) No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Authority is required by the Parent and/or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the notification and/or approval requirements of the PR Insurance Code and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     5.4 Litigation. There is no Action pending or, to the knowledge of the Parent, threatened, nor is there any Order, against the Parent or Merger Sub which challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     5.5 Availability of Funds. The Parent has available funds to perform its obligations under this Agreement and in connection with entering into the Ancillary Agreements and to pay all fees and expenses related to the transactions contemplated hereby and thereby.
     5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Parent or any Affiliate of the Parent.
     5.7 No Material Misstatements. The representations and warranties contained in this Article V, and each certificate or other instrument furnished in connection with the Closing of the transactions contemplated by this Agreement furnished by or on behalf of the Parent to the Company and the Company Stockholder Representative or their representatives, do not contain any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, not misleading.
ARTICLE VI
COVENANTS OF THE COMPANY
     6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth on Company Disclosure Schedule 6.1, (ii) as otherwise expressly permitted by this Agreement or any Ancillary Agreement, (iii) with the prior written consent of the Parent (which consent, with respect to conduct in furtherance of the business being conducted as of the date of this Agreement, shall not be unreasonably withheld, conditioned or delayed) or (iv) as required by applicable Law, the Company shall (and shall cause its Subsidiaries to) carry on the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practices.
     6.2 Negative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth on Company Disclosure Schedule 6.2, (ii) as otherwise expressly permitted by this Agreement or any Ancillary Agreement, (iii) with the prior written consent of the Parent (which consent, with respect to conduct in furtherance of the business being conducted as of the date of this Agreement, shall not be unreasonably withheld, conditioned or delayed so long as it relates to the business as currently conducted) or (iv) as required by applicable Law, the Company shall not (and shall cause its Subsidiaries not to) do any of the following:
          (a) sell, license, lease, transfer, assign or otherwise dispose of any material property or assets (including Intellectual Property rights);
          (b) adopt, terminate or amend any Benefit Plan, (ii) enter into any collective bargaining agreement with any labor organization or union or (iii) enter into any written employment agreement (other than employment agreements with non-executive officers in the ordinary course of business); provided, however, that the Company and its Subsidiaries may amend any Benefit Plan if such amendment is required by Law or to maintain qualification under Section 401(a) of the Code and/or Section 1165 of the PR Code;
          (c) except in the ordinary course of business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or amend, modify, cancel or waive any such Material Contract or amend or modify any of the Severance Policies;

          (d) amend or modify in any material respect, renew, terminate (other than expiration in accordance with its terms), or extend any Lease with an annual payment in excess of $50,000;
          (e) mortgage, pledge or subject to Liens any assets or properties of the Company or any of its Subsidiaries except pursuant to existing Contracts;
          (f) amend any provision of Organizational Documents;
          (g) issue, amend the terms of, or declare or pay any dividends or make any other payment or distribution with respect to, any of its Company Common Stock or Company Preferred Stock;
          (h) make any changes in its accounting methods, principles or practices other than changes made to comply with changes to GAAP; or
          (i) except as required by Law or any Benefit Plan, increase the compensation (including bonuses) payable or level of benefits provided, or to become payable or provided, to any director, officer or employee of the Company or any of its Subsidiaries (other than normal recurring increases in wages to employees in the ordinary course of business consistent with past practices);
          (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (k) other than acquisitions of equipment in the ordinary course of business, acquire any assets or Capital Stock of any business or corporation, partnership, association or other business organization or division thereof;
          (l) incur or assume any Indebtedness that would remain outstanding following the Closing;
          (m) make any investment in any other Person (other than among the Company and its wholly-owned Subsidiaries and among such Subsidiaries);
          (n) engage in any transaction with any officer, director, shareholder or other Affiliate of the Company or any of its Subsidiaries;
          (o) cancel, waive, release or assign any claims or rights with a value to the Company or any of its Subsidiaries in excess, individually or in the aggregate, of $50,000;
          (p) change any election related to Taxes; adopt or change any accounting method or change any accounting period for Tax purposes; file any amended Tax Return; enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries; surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the

Company or any of its Subsidiaries; carry back to any period ending at or prior to the Closing Date any net operating loss; or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any net operating loss or other Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
          (q) adjust, split, combine, or reclassify any of its Capital Stock, or authorize or issue any Equity Securities (other than issuances of Company Common Stock upon exercise of outstanding Company Options); or, except as required by the terms of the Company Stock Option Plan, purchase, redeem or otherwise acquire any shares of its Capital Stock or other Equity Securities;
          (r) cancel or terminate any of the Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such canceled, terminated or lapsed Policies are in full force and effect;
          (s) hire or terminate any executive having the title of Vice President (or performing services ordinarily performed by a person holding such title) or any executive having a higher title; provided, however, that Company shall be permitted to terminate any such Persons for “cause” or for violation of Company’s code of conduct and policies; or
          (t) agree, whether in writing or otherwise, to do any of the foregoing.
     6.3 Access to Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause its Subsidiaries to: (i) afford to the Parent and its accountants, counsel and other representatives (including its financing sources and their respective representatives) full and free access, upon reasonable notice during regular business hours, to the personnel, properties, books, Contracts and records of the Company and its Subsidiaries; (ii) furnish to such parties such financial and operating data and other relevant data and information as the Parent may reasonably request; and (iii) afford such parties with the opportunity to discuss the business, condition (financial or otherwise), assets, results of operations and prospects with such members of management, officers, counsel and accountants of or for the Company and its Subsidiaries as the Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and its Subsidiaries; provided, further, that any such access shall be conducted at the Parent’s expense and that such access shall comply with applicable Law. The investigation contemplated by this Section 6.3 shall not affect or otherwise diminish or obviate in any respect, or affect the Parent’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights of the Parent Indemnified Parties contained in this Agreement.
     6.4 Resignations. On the Closing Date, the Company shall cause to be delivered to the Parent duly signed resignation letters, effective immediately upon the Closing, of all directors of their position as a director (and, if requested by the Parent in writing at least ten (10) Business Days prior to Closing, of officers of their position as an officer) of the Company and each Subsidiary of the Company, and releasing each of the Company and its Subsidiaries from all claims against it or its assets, whether arising under contract, Laws, equitable principles or otherwise, or whether arising out of such individual’s association with the Company or its Subsidiaries as an officer, director, employee, stockholder or otherwise.
     6.5 Notification. The Company shall promptly notify the Parent in writing of the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Schedule in order to make the representations and warranties set forth in Article IV true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Company Disclosure Schedule Supplement”). For purposes of determining the accuracy of the representations and warranties set forth in Article IV and for purposes of determining the satisfaction of the condition set forth in Section 9.2(a), the Company Disclosure Schedule Supplement shall not affect the Parent’s right to terminate this Agreement in accordance with Section 10.1(a)(iii) to the extent a Company Disclosure Schedule Supplement renders a representation or warranty inaccurate. The disclosure set forth in the applicable Company Disclosure Schedule Supplement (i) shall be excluded for purposes of determining the satisfaction of the condition set forth in Section 9.2(a) and (ii) shall not affect Parent’s right to indemnification under Section 11.3. The Company shall also have the right, at least five (5) Business Days prior to the Closing, to deliver a modified Company Disclosure Schedule 3.1 which shall set forth an updated list of holders of In-the-Money Company Options as of the Closing Date, a modified Company Disclosure Schedule 2.3(c) which shall set forth an updated list of Company Common Stockholders and their respective ownership of Company Common Stock as of the Closing Date, and a modified Company Disclosure Schedule 2.3(a).
     6.6 Exclusivity. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, neither the Company nor any Company Stockholder shall take, and shall instruct its Affiliates and their respective representatives, consultants, financial advisors, attorneys, accountants or other agents not to take, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Parent, its Affiliates and their respective representatives) concerning any Acquisition Proposal. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company shall notify the Parent orally and in writing reasonably promptly after receipt by any of the Company, its Subsidiaries or any of their representatives of any Acquisition Proposal from any Person other than the Parent or any request for non-public information relating to an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person other than the Parent relating to an Acquisition Proposal. Such notice shall indicate the material terms of any such Acquisition Proposal, or modification or amendment to such Acquisition Proposal. The Company and its Subsidiaries shall (and the Company and its Subsidiaries shall cause their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Parent) conducted heretofore with respect to any Acquisition Proposal. The Company shall not release any third party from the confidentiality and standstill provisions of any Contract to which the Company is a party.

     6.7 Updated Financial Information. As soon as reasonably practicable, but in no event later than ten (10) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide the Parent with unaudited monthly financial statements (which shall include a balance sheet and statement of income) of the Company and each of its Subsidiaries for such preceding month prepared in a manner consistent with current practice.
     6.8 Termination of Affiliate Contracts. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company shall take such action as may be necessary to cause the Contracts with Affiliates listed on Company Disclosure Schedule 6.8 to be terminated in full and of no further force or effect as of the Closing.
     6.9 Stockholder Approval.
          (a) The Company, acting through its board of directors, and in accordance with the DGCL and its Organizational Documents, shall use its best efforts to obtain, within twenty-four (24) hours of the execution of this Agreement, an irrevocable, written consent from the Principal Stockholders adopting and approving the principal terms of this Agreement, the Merger and the transactions contemplated hereby, in each case as required under applicable Law, the Company’s Organizational Documents, and any applicable agreements between the Company, on the one hand, and any holders of Company Stock, on the other hand.
          (b) The Company shall take all actions necessary in accordance with the DGCL and its Organizational Documents to seek as promptly as practicable following the execution of this Agreement, by written consent, the adoption and approval of such matters by a majority of the holders of Company Common Stock and the requisite approval from the holders of the Company Preferred Stock. The Company will promptly following receipt of any such consent deliver a copy thereof to the Parent.
     6.10 Minute Books and Miscellaneous Documents. On the Closing Date, the Company shall deliver to the Parent all minute books and stock book records of the Company and its Subsidiaries.
     6.11 Parachute Payments under Section 280G of the Code. If any payment and/or benefits to any Person may separately or in the aggregate constitute “parachute payments” under Section 280G of the Code, as soon as practicable after the date hereof, the Company shall seek a 280G Waiver executed by such Person with respect to that portion of such payments and/or benefits which would be subject to an excise tax under Section 280G of the Code (each, a “Parachute Payment”). Notwithstanding the foregoing, the Company shall submit to the Company Stockholders for approval, by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, each Parachute Payment, such that, if such stockholder approval is obtained, such payments and/or benefits shall not be deemed “parachute payments” under Section 280G of the Code. Prior to the Effective Time, the Company shall deliver to the Parent evidence that (a) a Company Stockholder vote or consent was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to any Parachute Payments that were subject to the Company Stockholder vote (the “280G Approval”), or (b) that the 280G Approval was not obtained for any Parachute Payment with respect to which a 280G Waiver was executed, and as a consequence, that such Parachute Payment shall not be made or provided. All determinations necessary under this Section 6.11, including any determination as to whether a payment and/or benefit constitutes reasonable compensation for services rendered, shall be made by the Company in its reasonable discretion with the approval of the Parent.
     6.12 Employment or Service Agreements. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall use reasonable commercial efforts to enter into, or to assist the Parent in entering into, consulting, professional services, or employment agreements or offer letters, as the case may be, in form and substance reasonably satisfactory to the Parent, with each of the individuals set forth on Company Disclosure Schedule 6.12 hereto.
ARTICLE VII
COVENANTS OF THE PARENT
     7.1 Confidentiality. The Parties acknowledge and agree that the confidentiality agreement, dated February 27, 2010, between SMS and Triple-S Management Corporation (the “Confidentiality Agreement”) is incorporated herein by reference and made a part hereof and notwithstanding anything to the contrary therein, the Confidentiality Agreement shall remain in full force and effect subject to the terms and conditions contained therein. The Confidentiality Agreement shall expire at the Effective Time. The Parent and Merger Sub further agree that they shall, and they shall cause their Representatives (as defined in the Confidentiality Agreement) and Affiliates to, be bound by the terms of the Confidentiality Agreement as if they were parties thereto.
     7.2 Employee Matters.
          (a) Subject to the provisions of Section 7.2(b), the Parent will, or will cause its Subsidiaries to, continue to employ, commencing as of the Closing Date, each of the employees of the Company and its Subsidiaries who are employed (including those who are on maternity and paternity leave, vacation, sick leave, short-term, military leave, jury duty, death leave, and any other permitted absence from employment) immediately prior to the Closing Date and whose name are listed on Company Disclosure Schedule 7.2(a). The Employees who continue in such employment with the Parent or its Subsidiaries (including the Surviving Corporation) are herein referred to as “Continuing Employees”. For the six month period immediately following the Closing Date (except for bonus opportunities, which shall be payable through December 31, 2010), the Parent shall, or shall cause its Subsidiaries to, provide (i) each Continuing Employee with a base wage or base salary and bonus opportunities that are no less favorable in the aggregate to such Continuing Employee than those in effect immediately prior to the Closing Date and (ii) the Continuing Employees with Benefit Plans which are in the aggregate no less favorable than those provided to the Continuing Employees immediately prior to the Closing Date under the Company Benefit Plans. Company Disclosure Schedule 7.2(a) contains a correct and complete list of the base wage or base salary and bonus opportunity of each Continuing Employee prior to the Closing and a description of all the benefits offered by the Company and its Subsidiaries to Continuing Employees under any Benefit Plan prior to the Closing. On or after the Closing Date, the Parent shall cause the Surviving Corporation to credit for purposes of eligibility to participate and vesting under all Benefit Plans (other than any equity incentive plans) maintained by the Parent and its Subsidiaries, for the Continuing Employees’ service with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries under the Company Benefit Plans immediately prior to the Closing Date. With respect to each Continuing Employee whose employment is terminated by the Parent following the Closing, the Parent shall provide severance benefits which are no less favorable in the aggregate than those to which the Continuing Employee would have been entitled under the Severance Policies.
          (b) Nothing contained in this Section 7.2 is intended to confer upon any employee of the Company or any of its Subsidiaries any right to continued employment after evaluation by the Parent of its employment needs after the Closing Date, and nothing contained in this Section 7.2 is intended to obligate the Parent to continue the employment of any employee of the Company or any of its Subsidiaries after the Closing Date. This Section 7.2 is solely for the purpose of defining the obligations between Company and the Parent concerning the employees of the Company and its Subsidiaries, and shall in no way be construed as creating any employment contract or other contract between the Company (and/or its Subsidiaries) or the Parent, on the one hand, and any employees of the Company and/or its Subsidiaries, on the other hand.
          (c) Not less than fifteen (15) days prior to the Closing (or such longer period as shall be required to comply with applicable Law), the Parent shall provide written notice to the Company setting forth the names of the executive employees of the Company and its Subsidiaries that Parent intends the Company and its Subsidiaries to terminate as of the Closing Date (the “Terminated Employees”). Prior to the Closing, the Company shall provide notice of termination effective immediately prior to the Closing to all Terminated Employees in accordance with applicable Law. All obligations under Severance Policies or other obligations owed to such Terminated Employees arising out of the termination of their employment shall be paid by the Company and the Subsidiaries and shall constitute Company Transaction Expenses.
     7.3 CMS Adjustment. The Parties agree and acknowledge that if the Surviving Corporation, the Parent or any Subsidiary receives any payment in connection with the CMS Adjustment Amount, it will deposit such amounts with the escrow agent under the Escrow Agreement. If CMS shall request the Surviving Corporation to make any payments in connection with the CMS Adjustment Amount, the Surviving Corporation shall be entitled to full reimbursement for the amount of such payments from any available Escrow Funds, as provided in the Escrow Agreement.
ARTICLE VIII
COVENANTS OF THE PARENT AND THE COMPANY
     8.1 Regulatory and Other Approvals. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parent and the Company will (a) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request and (c) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required to consummate the transactions contemplated hereby and by the Ancillary Agreements. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing. None of the Company, any Company Stockholder, the Parent or Merger Sub shall be required to pay any consideration to any other Person (other than nominal filing and application fees to Governmental Entities) from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.
     8.2 Consents. The Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to Contracts to which the Company or any of its Subsidiaries is a party and that such consents and waivers have not been obtained, the Parent agrees that the Company and its Affiliates shall not have any liability whatsoever to the Parent arising out of or relating to the failure to obtain any consents, waivers or approvals that may be required in connection with this transaction or because of the termination of any Contract as a result thereof, and the Parent further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent, waiver or approval, (b) any such termination or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent, waiver or approval or any such termination.
     8.3 Public Announcements. Until the Effective Time, no Party shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees. Following the Effective Time, this Section 8.3 shall be of no further force or effect.
     8.4 Tax Matters.
          (a) Preparation and Filing of Tax Returns.
               (i) The Company shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of, or that include, the Company or any of its Subsidiaries that are due on or before the Closing Date. The Company shall pay prior to the Closing Date all Tax liabilities shown by such Tax Returns to be due. The Parent shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries that are due after the Closing Date. With respect to any Tax Return of the Company or any of its Subsidiaries that begins on or before and ends after the Closing Date (a “Straddle Period”), the Parent shall deliver a copy of such Tax Return to the Company Stockholder Representative at least 30 calendar days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period, in accordance with the principles of Section 8.5, of the Taxes shown to be due on such Tax Return. Such Tax Return and allocation shall be final and binding on the parties hereto, unless, within thirty (30) calendar days after the date of receipt by the Company Stockholder Representative of such Tax Returns and allocation, the Company Stockholder Representative delivers to the Parent a written request for changes to such Tax Returns or allocation. If the Company Stockholder Representative delivers such a request, then the Company Stockholder Representative and the Parent shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Tax Return. If the Company Stockholder Representative and the Parent are unable to resolve any issue by the earlier of (i) ten (10) calendar days after the date of receipt by the Parent of the request for changes, or (ii) ten (10) calendar days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then the Company Stockholder Representative and the Parent shall engage jointly an independent accounting firm to determine the correct treatment of the item or items in dispute. Each of the Company Stockholder Representative and the Parent shall bear and pay one-half of the fees and other costs charged by such independent accounting firm. The determination of the independent accounting firm shall be final and binding on the parties hereto. If the independent accounting firm is unable to make its determination with respect to any disputed item prior to the due date (including any extension thereof) for filing such Tax Return, then the Parent may treat the item, for purposes of filing the Tax Return, as it determines in its sole discretion, and may cause the Tax Return to be filed. However, in such a case, the independent accounting firm shall make its determination with respect to the disputed items and the determination of the independent accounting firm shall control the rights of the parties under this Agreement.
          (b) Cooperation in Filing Tax Returns. The Parent, the Company, and the Company Stockholder Representative shall, and shall cause each of their respective Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.
          (c) Payment of Transfer Taxes. Each of the Parent and the Company shall pay one-half of all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.
     8.5 Allocation of Certain Taxes. Taxes for a Straddle Period shall be allocated as follows: (i) in the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, the portion of such Taxes allocated to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax, the portion of such Taxes allocated to the Pre-Closing Period shall be determined on the basis of an interim closing of the books as of the end of the Closing Date.
     8.6 Further Assurances. Each Party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate this transaction, including the good faith negotiation and execution of the Escrow Agreement. Upon the terms and subject to the conditions hereof, each Party hereto shall use its respective commercially reasonable efforts (subject to the last sentence of Section 8.1) to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate this transaction as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.
ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions to Obligations of the Parent and the Company. The obligations of the Parent and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Authority, required to permit the consummation of the transactions contemplated by this Agreement, including those required to be obtained from the Office of the Commissioner of Insurance of Puerto Rico and CMS, shall have been obtained or made and shall be in full force and effect.
          (b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
          (c) The Requisite Stockholder Approval shall have been obtained.
     9.2 Conditions to Obligation of the Parent and the Merger Sub. The obligation of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Parent and the Merger Sub in its sole discretion) of the following further conditions:
          (a) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to any Company

Disclosure Schedule Supplement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) The Company shall have performed or complied in all material respects with its obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.
          (c) The Parent shall have received on the Closing Date a certificate executed by the Company’s chief executive officer and chief financial officer confirming that (i) the stockholders equity of the Company and its Subsidiaries for the fiscal year ending December 31, 2010, on a consolidated basis, is equal to or greater than Thirty Million Dollars ($30,000,000); (ii) the projected EBITDA (on an as incurred basis) for the Company and its Subsidiaries for fiscal year ending December 31, 2010, on a consolidated basis and excluding non-recurring adjustments, is equal to or greater than Eighteen Million Dollars ($18,000,000); and (iii) the Company and its Subsidiaries have an aggregate enrolled membership of at least 35,000 Subscribers with an aggregate of 400,000 member-months that have generated and will generate an average premium of at least $895 per member per month.
          (d) The Parent shall have received from the Company the calculation of the Estimated Total Common Stock Merger Consideration in accordance with Section 2.8.
          (e) The Parent shall have received a certificate dated the Closing Date signed on behalf of the Company to the effect that the conditions set forth in Sections 9.2(a), (b) and (f) have been satisfied.
          (f) Since the date of this Agreement, no fact, circumstance, development or event shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
          (g) The Parent shall have received signed non-competition, non-solicitation and confidentiality agreements with the persons listed on Company Disclosure Schedule 9.2(g) for a term of five (5) years and substantially in the form of Exhibit C hereto.
          (h) The Parent shall have received copies of the termination agreements, in form and substance reasonably satisfactory to the Parent, for the Contracts with Affiliates listed on Company Disclosure Schedule 6.8 and the employment agreements with the Terminated Employees, in each case duly executed by the parties thereto.
          (i) Certificates of the Company and its Subsidiaries dated as of a date no more than five (5) days prior to the Closing Date as to the good standing of the Company and its Subsidiaries with respect to payment of applicable Taxes and Tax Return filings issued by the appropriate Governmental Authority of the jurisdictions in which the Company and its Subsidiaries conduct business.

          (j) The Parent shall have received from McDermott Will & Emery LLP, counsel for the Company and its Subsidiaries, a legal opinion in form and substance reasonably satisfactory to the Parent, which shall be addressed to the Parent and dated as of the Closing Date.
          (k) The Parties shall have entered into the Escrow Agreement substantially in the form of Exhibit D hereto.
          (l) The Dissenting Shares shall constitute no more than one percent (1%) of the total amount of issued and outstanding shares of Company Stock, and the Company shall have complied with all applicable provisions of Section 262 of the DGCL with respect to the Dissenting Shares.
          (m) Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Stock shall have terminated.
          (n) The Parent shall have received, (i) with respect to the Company, (a) a certificate of good standing from the Secretary of State of the State of Delaware, and (b) a certificate of good standing from the applicable Governmental Authority in each jurisdiction where it is required to be qualified to do business, and (ii) with respect to each of the Company’s Subsidiaries, (x) a certificate of good standing (or equivalent document) from the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of incorporation or organization of such Subsidiary, and (y) a certificate of good standing from the applicable Governmental Authority in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.
          (o) Any and all preemptive rights, rights of first refusal or notice or similar rights triggered as a result of the transactions contemplated by this Agreement or otherwise applicable to the transactions contemplated by this Agreement or the Merger shall have been waived.
          (p) The Company shall have delivered a copy of each 280G Waiver in effect immediately prior to the Effective Time. With respect to each Parachute Payment which has been waived pursuant to a 280G Waiver, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, such Parachute Payment or (ii) shall have voted upon and disapproved such Parachute Payment, and, as a consequence, such Parachute Payment shall not be paid or provided for in any manner, and the Parent and its Subsidiaries shall not have any liabilities with respect to such Parachute Payment.
          (q) The amount of net operating losses available to the Company and/or its Subsidiaries to offset income taxes payable on future net operating income shall be not less than Twenty Million Dollars ($20,000,000).

          (r) Since the date of this Agreement, no change in Law shall have occurred that adversely affects the amount or use of the Company’s or its Subsidiaries’ net operating losses.
          (s) The employment offer letters delivered to the persons listed on Company Disclosure Schedule 9.2(s) shall have been accepted by all parties thereto, and the persons listed on Company Disclosure Schedule 9.2(s) shall have executed and delivered employment agreements in form and substance satisfactory to the Parent.
     9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Company in its sole discretion) of the following further conditions:
          (a) Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to any Parent Disclosure Schedule Supplement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) The Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.
          (c) The Company shall have received a certificate dated the Closing Date signed on behalf of the Parent by an officer of the Parent to the effect that the conditions set forth in Section 9.3(a) and 9.3(b) have been satisfied.
ARTICLE X
TERMINATION
     10.1 Termination.
          (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:
               (i) by mutual written consent of the Parent and the Company at any time prior to the Closing, by action of their respective Board of Directors;
               (ii) by the Parent or the Company if the Effective Time does not occur on or before June 30, 2011; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

               (iii) by the Parent if (A) there has been a breach by the Company or the Company Stockholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Company or the Company Stockholders shall have become untrue, in either case, such that the conditions set forth in Section 9.2 would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to the Company and the Company Stockholder Representative by the Parent;
               (iv) by the Company if (A) there has been a breach by the Parent or the Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Parent or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.3 would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to the Parent by the Company or the Company Stockholder Representative;
               (v) by the Parent or the Company if a Governmental Authority shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable; or
               (vi) by the Parent if the Company shall not have delivered to the Parent the stockholder written consent of the Principal Stockholders within twenty-four (24) hours of the execution and delivery of this Agreement by the parties hereto.
          (b) The Party desiring to terminate this Agreement pursuant to Section 10.1(a)(ii), (iii), (iv), (v) or (vi) or shall give written notice of such termination to the other Parties hereto.
     10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parties or their respective officers, directors, stockholders or Affiliates, except that (a) the provisions of this Section 10.2 and Section 7.1 (Confidentiality) and Section 8.3 (Public Announcements) and Article XII (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with their respective terms, and (b) such termination shall not relieve any Party to this Agreement from all violations of this Agreement that occurred prior to such termination.
ARTICLE XI
SURVIVAL; INDEMNIFICATION
     11.1 Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or in any Schedule, Exhibit, certificate or other writing delivered in connection with this Agreement shall survive the Closing and will expire on the second anniversary of the Closing Date, except that the representations and warranties (x) in Sections 4.1 and 4.4 shall survive the Closing and expire on the third anniversary of the Closing Date; (y)

in Sections 4.6, 4.7(a) (but only with respect to Health Care Laws related to CMS risk adjustment data validation audits), 4.14, 4.15 and 4.16 shall survive the Closing and expire upon the expiration of the applicable statute of limitations; and (z) in Section 4.2 and in Section 4.3 shall survive indefinitely.
     11.2 Covenants. The covenants and agreements which by their terms do not contemplate performance after the Effective Time shall terminate as of the Effective Time. The covenants and agreements which by their terms contemplate performance after the Effective Time shall survive after the Effective Time in accordance with their terms.
     11.3 Indemnification.
          (a) Indemnification Obligations of the Company Stockholders. Subject to Sections 11.1 and 11.3(c), from and after the Closing, the Company Stockholders will jointly and severally indemnify, defend and hold harmless the Parent, the Surviving Corporation, their Affiliates and their respective stockholders, partners, directors, officers, employees, agents, consultants, advisors and other representatives, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) from and against any Losses, which any such Parent Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:
               (i) any breach of any representation or warranty (it being understood that compliance with representations and warranties will be measured both as of the date hereof and as of the Closing Date and consistent with Section 6.5) of the Company or any of its Subsidiaries contained in this Agreement or in the certificate to be delivered pursuant to Section 9.2(e);
               (ii) any nonfulfillment or breach of any covenant or agreement by the Company or any of its Subsidiaries contained in this Agreement or in the certificate to be delivered pursuant to Section 9.2(e);
               (iii) any claim by any third party (including Governmental Authorities) against or affecting the Company or any of its Subsidiaries which, if successful, would give rise to or relate to a breach of (x) any of the representations or warranties on the part of the Company or any of its Subsidiaries referred to in clause (i) above, or (y) any of the covenants or agreements of the Company or any of its Subsidiaries referred to in clause (ii) above;
               (iv) any exercise or purported exercise by any Company Stockholder of appraisal rights in accordance with the applicable provisions of the DGCL (it being understood that such Losses shall be the difference between the appraised value of the Dissenting Shares and the Total Common Stock Merger Consideration applicable to such shares plus any other costs or expenses incurred in connection therewith);
               (v) Taxes of the Company and its Subsidiaries for any Pre-Closing Periods (including the pre-Closing portion of any Straddle Period, and including the amount of income Taxes payable as a result of the non-deductibility of any Parachute Payment with respect to which a 280G Waiver is not obtained), except to the extent that a liability for such Taxes is included in the determination of the Working Capital Amount;
               (vi) Any unpaid Company Transaction Expenses to the extent such unpaid expenses were not included in the computation of the Total Common Stock Merger Consideration;
               (vii) any Action described in Company Disclosure Schedule 4.13; or
               (viii) any claim by any third party (including Governmental Authorities), pertaining to any period prior to the Closing, based on non-compliance with (x) a Company Benefit Plan’s applicable Law or (y) the governing documents for such Company Benefit Plan.
          (b) Indemnification Obligations of the Parent. The Parent shall indemnify the Company Stockholders, their Affiliates and their respective shareholders, partners, directors, officers, employees, agents, consultants, advisers and other representatives, successors and assigns (collectively, the “Stockholder Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Stockholder Indemnified Parties as and when incurred for any Losses which any Stockholder Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:
               (i) any breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement or in the certificate to be delivered pursuant to Section 9.3(d); or
               (ii) any nonfulfillment or breach of any covenant or agreement by the Parent contained in this Agreement or in the certificate to be delivered pursuant to Section 9.3(d).
          (c) Limitations on Indemnification. The Parent Indemnified Parties shall not be entitled to indemnification in respect of any Losses for which indemnity is claimed under Section 11.3(a) above, unless and until the aggregate amount of all such Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”), provided, that if the aggregate amount of Losses claimed exceeds the Threshold Amount, then a Parent Indemnified Party shall be entitled to claim, and the Company Stockholders shall be obligated to indemnify such Parent Indemnified Party, for the total amount of all Losses including all amounts comprising the Threshold Amount. The maximum amount of Losses that the Purchaser Indemnified Parties will be entitled to recover pursuant to Section 11.3(a)(i) above is Eight Million Two Hundred Thousand Dollars ($8,200,000).
               (i) The Parent shall not be required to indemnify the Stockholder Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 11.3(b) above, unless and until the aggregate amount of all such Losses exceeds the Threshold Amount, provided, that if the aggregate amount of Losses claimed exceeds the Threshold Amount, then a Stockholder Indemnified Party shall be entitled to claim, and the Parent shall be obligated to indemnify such Stockholder Indemnified Party, for the total amount of all Losses including all amounts comprising the Threshold Amount. The maximum amount of Losses that the Stockholder Indemnified Parties will be entitled to recover pursuant to Section 11.3(b)(i) above is Eight Million Two Hundred Thousand Dollars ($8,200,000).
          (d) Calculation of Losses.
               (i) For the purposes of determining whether there has been a breach of any representation or warranty for purposes of Section 11.3(a) or 11.3(b), or the amount of any Loss related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect” or similar qualifications set forth therein.
               (ii) Any indemnification payments to the Parent Indemnified Parties or the Stockholders Indemnified Parties pursuant to Section 11.3 shall be limited to the amount of any Losses that remain after deducting therefrom, without duplication (x) any insurance payment actually paid to and received by Parent, the Surviving Corporation or any of their respective Affiliates or the Company Stockholders, as the case may be, from any third party with respect thereto, net of (A) any deductibles or any amounts payable with respect thereto and (B) the present value of any increases in insurance premiums payable by such Parent Indemnified Party or Stockholder Indemnified Party, as determined in good faith by such Parent Indemnified Party or Stockholder Indemnified Party, (y) any adjustments to the Total Common Stock Merger Consideration pursuant to Section 2.9 with respect to the subject matter in dispute and (z) any Tax Benefit actually realized by the Indemnified Party as a result of the incurrence of the indemnified Loss for which such indemnification payment is made; provided, however, that (1) nothing set forth in this Section 11.3(d) shall be deemed to require or obligate any Parent Indemnified Party or Stockholder Indemnified Party to apply more than commercially reasonable efforts to seek recovery under any insurance policy with respect to any amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with any matter covered under Section 11.3 and (2) with respect to the foregoing clause (z), the Parent and the Surviving Corporation shall retain all discretion in determining whether to pursue any Tax Benefits.
          (e) Manner of Payment; Escrow.
               (i) Any indemnification of the Stockholder Indemnified Parties pursuant to this Section 11.3 shall be effected by wire transfer of immediately available funds from the Parent to an account designated in writing by the Stockholder Indemnified Party within fifteen (15) days after the determination thereof. Any indemnification of the Parent Indemnified Parties pursuant to this Section 11.3 shall be effected by wire transfer from the Escrow Funds to an account designated in writing by the Parent Indemnified Party within fifteen (15) days after the determination thereof. All payments to a Parent Indemnified Party pursuant to this Section 11.3 shall be satisfied first from the Escrow Funds and the Parent and the Company Stockholder Representative shall execute the necessary documents instructing the Escrow Agent to make the applicable payments.

               (ii) The Escrow Amount shall be held and administered in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount shall be held in escrow for a thirty-six (36) month period; provided, that, on the second anniversary of the Closing Date, an amount equal to fifty percent (50%) of the Escrow Amount minus the amount of any pending and unresolved claims for indemnification by the Parent Indemnified Parties (the “Escrow Release Amount”) shall be released to the Company Stockholder Representative for disbursement to the former holders of Company Common Stock and Company Participating Preferred Stock. Notwithstanding the foregoing, to the extent the Escrow Release Amount would reduce the amount on deposit with the Escrow Agent below Four Million One Hundred Thousand Dollars ($4,100,000), such Escrow Release Amount shall be further reduced such that the amount remaining on deposit with the Escrow Agent after the second anniversary of the Closing Date shall not be less than Four Million One Hundred Thousand Dollars ($4,100,000).
          (f) Sole and Exclusive Remedy. Each of the Parent and the Company acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Parent Indemnified Parties and the Stockholder Indemnified Parties, as applicable, with respect to any and all matters arising out of, relating to or connected with this Agreement or the certificates delivered pursuant to Sections 9.2(e) and 9.3(d) (other than (x) claims of, or causes of action arising from, fraud, (y) with respect to the payment of any Post-Closing Adjustment, or (z) equitable remedies) shall be pursuant to the indemnification provisions set forth in this Article XI.
          (g) Survival of Indemnity. Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Section 11.3, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Sections 11.1 or 11.2, as applicable, if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved. The time limitations contained in Section 11.1 shall not apply in the event of fraud.
          (h) No Effect on Representations and Warranties. The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in Sections 11.1 and 11.2 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.
          (i) No Right of Contribution or Indemnification. No Company Stockholder (including any officer or director of the Company) shall have any right of contribution, indemnification or right of advancement of expenses from the Surviving Corporation or the Parent with respect to any Loss claimed by the Parent Indemnified Parties.

ARTICLE XII
MISCELLANEOUS
     12.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to the Parent or Merger Sub, to:
Triple-S Salud, Inc.
Attention: Socorro Rivas
President and Chief Executive Officer
Roosevelt Avenue No. 1441
6th Floor
San Juan, PR
Fax no.: (787) 749-4191
With a required copy to (which shall not constitute notice to the Parent or Merger Sub):
Pietrantoni Mendez & Alvarez LLP
Attention: Javier D. Ferrer, Esq.
209 Muñoz Rivera Avenue
Popular Center Building, 19th Floor
San Juan, PR 00918
Fax no.: (787) 274-1470
If to the Company, to:
Socios Mayores en Salud Holdings, Inc.
Attention: Joseph Driscoll
President and Chief Executive Officer
Metro Office Park
Microsoft Building
Street 1, Lot 18, Suite 3000
Guaynabo, PR 00968
Fax no.: (787) 620-0929

With a required copy to (which shall not constitute notice to the Company):
McDermott Will & Emery LLP
Attention: Mark Stein, Esq.
28 State Street
Boston, MA 02109
Fax no.: (617) 535-3800
If to the Company Stockholder Representative, to:
HLM Venture Partners
222 Berkeley Street, 21st Floor
Boston, MA 02116
Attn: Eugene D. Hill, III
With a required copy to (which shall not constitute notice to the Company Stockholder Representative):
McDermott Will & Emery LLP
Attention: Mark Stein, Esq.
28 State Street
Boston, MA 02109
Fax no.: (617) 535-3800
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     12.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     12.3 Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

     12.4 Successors and Assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party. Notwithstanding the foregoing, without the prior written consent of any other party to this Agreement, the Parent and/or the Surviving Corporation may assign any or all of its rights hereunder to one or more of its Affiliates or any future owner of the business (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.
     12.5 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the Commonwealth of Puerto Rico, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the Commonwealth of Puerto Rico or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Puerto Rico; provided, however, that issues involving the consummation and effects of the Merger and those related to the appointment by the Company Stockholders of the Company Stockholder Representative pursuant to Section 3.7 shall be governed by the laws of the State of Delaware.
     12.6 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the Commonwealth of Puerto Rico for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     12.7 Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.
     12.8 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

     12.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Company Disclosure Schedule (including any Company Disclosure Schedule Supplement), the Parent Disclosure Schedule, the Confidentiality Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof. The Company Disclosure Schedule (including any Company Disclosure Schedule Supplement) and the Parent Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
     12.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     12.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12.12 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
     12.13 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT: TRIPLE-S SALUD, INC.
By:	/s/ Socorro Rivas
	Name:	Socorro Rivas
	Title:	President

MERGER SUB: TS ACQUISITION CORP.
By:	/s/ Ramón M. Ruiz-Comas
	Name:	Ramón M. Ruiz-Comas
	Title:	Authorized Representative

COMPANY: SOCIOS MAYORES EN SALUD HOLDINGS, INC.
By:	/s/ Joseph Driscoll
	Name:	Joseph Driscoll
	Title:	Chief Executive Officer

COMPANY STOCKHOLDER REPRESENTATIVE: Eugene D. Hill, III, for himself and as agent for the Company Stockholders
By:	/s/ Eugene D. Hill, III
	Name:	Eugene D. Hill, III

[Signature Page to Merger Agreement]

PRINCIPAL STOCKHOLDERS: INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P.
By:	International Life Sciences Fund III (GP), L.P., its sole General Partner

By:	ILSF III, LLC, its sole General Partner

By:	/s/ Denise Marks
	Name:	Denise Marks
	Title:	Member

INTERNATIONAL LIFE SCIENCES FUND III (LP2), L.P.
By:	International Life Sciences Fund III (GP), L.P., its sole General Partner

By:	ILSF III, LLC, its sole General Partner

By:	/s/ Denise Marks
	Name:	Denise Marks
	Title:	Member

INTERNATIONAL LIFE SCIENCES FUND III CO-INVESTMENT, L.P.
By:	International Life Sciences Fund III (GP), L.P., its sole General Partner

By:	ILSF III, LLC, its sole General Partner

By:	/s/ Denise Marks
	Name:	Denise Marks
	Title:	Member

[Signature Page to Merger Agreement]

INTERNATIONAL LIFE SCIENCES FUND III STRATEGIC PARTNERS, L.P.
By:	International Life Sciences Fund III (GP), L.P., its sole General Partner

By:	ILSF III, LLC, its sole General Partner

By:	/s/ Denise Marks
	Name:	Denise Marks
	Title:	Member

HLM VENTURE PARTNERS, L.P.
By:	HLM Venture Associates, LLC,
Its General Partner

By:	HLM Management Co., Inc.,
Managing Member

By:	/s/ Russell T. Ray
	Name:	Russell T. Ray
	Title:	Authorized Member

HLM VENTURE PARTNERS II, L.P.
By:	HLM Venture Associates II, LLC,
Its General Partner

By:	/s/ Russell T. Ray
	Name:	Russell T. Ray
	Title:	Authorized Member

[Signature Page to Merger Agreement]